BMC INDUSTRIES, INC.,

Debtor and Debtor In Possession

______________________________

CREDIT AGREEMENT

dated as of June 28, 2004

______________________________

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

and

THE LENDING INSTITUTIONS PARTIES HERETO

______________________________

with

DEUTSCHE BANK SECURITIES, INC.

as Lead Arranger and Book Manager

Schedules

Schedule 2.1--Commitments

Schedule 2.7(a)(i)--Pre-Petition Letters of Credit

Schedule 5.5--Subsidiaries

Schedule 5.6--Indebtedness

Schedule 5.12--Existing Liens

Schedule 5.20--Deposit Accounts

Schedule 11.2--Addresses for Notice; Payment and Lending Offices

Exhibits

Exhibit 1.1(a)--Form of Interim Financing Order

Exhibit 1.1(b)--Form of Final Financing Order

Exhibit 2.2(a)--Form of Note

Exhibit 2.4 -- Form of Notice of Borrowing

Exhibit 2.7(b)--Form of Letter of Credit Request

Exhibit 4.6(d) --Form of Section 4.6(d)(ii) Certificate

Exhibit 6.1(a)(iii)(x)--Form of Borrower Security Agreement

Exhibit 6.1(a)(iii)(y)--Form of Subsidiary Guarantor Security Agreement

Exhibit 6.1(f)(i)--Form of Opinion of Borrower's counsel

Exhibit 6.1(i) -- Form of Officer's Certificate

Exhibit 7.2(a)--Form of Certificate of Financial Officer

Exhibit 7.2(d)--Form of Borrowing Base Certificate

Exhibit 7.2(e)(v)--Report on Cash and Cash Equivalents

Exhibit 11.8--Form of Assignment

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of June 28, 2004, is made by and among BMC Industries, Inc., a Minnesota corporation ("Borrower"), as debtor and debtor in possession, the undersigned direct and indirect Subsidiaries of Borrower (the "Subsidiary Guarantors"), as debtors and debtors in possession, the undersigned financial institutions, including Deutsche Bank Trust Company Americas, in their capacities as lenders hereunder (collectively, the "Lenders," and each individually, a "Lender"), and Deutsche Bank Trust Company Americas, as administrative agent ("Agent") for the Lenders.

W I T N E S S E T H:

        WHEREAS, on June 23, 2004 (the "Petition Date"), Borrower and the Subsidiary Guarantors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota (together with such other court having jurisdiction over the Chapter 11 Cases (as hereinafter defined), the "Bankruptcy Court"), which cases are jointly administered under Case No. 04-43515 (each, a "Chapter 11 Case" and collectively, the "Chapter 11 Cases");

        WHEREAS, Borrower and the Subsidiary Guarantors continue to operate their respective businesses as debtors and debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

        WHEREAS, Borrower has requested that Lenders provide a senior secured superpriority revolving credit facility to Borrower in an aggregate amount not to exceed $10,000,000 at any time outstanding and maturing on the Facility Termination Date (as hereinafter defined);

        WHEREAS, the proceeds of the loans made hereunder, and the letters of credit issued hereunder will be used by Borrower and its Subsidiaries to pay transaction costs and expenses related to the Chapter 11 Cases of Borrower and its Subsidiaries as provided herein or as may be agreed to by Agent and Lenders, to replace letters of credit outstanding under the Pre-Petition Credit Agreement, to provide working capital, to fund permitted capital expenditures hereunder, for other ordinary course purposes of Borrower and its Subsidiaries, and any other use permitted by Agent, in each case as and to the extent permitted hereunder; and

        WHEREAS, the Lenders are willing to extend their commitment to make revolving credit available to Borrower for the purposes specified above only on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto as follows:

ARTICLE I

DEFINITIONS

        1.1            Defined Terms.  As used in this Agreement, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined:

"Accounts Receivable": presently existing and hereafter arising or acquired accounts receivable, notes, drafts, acceptances, chooses in action and other forms of obligations and receivables relating in any way to Inventory or arising from the sale of Inventory (or goods previously sold that would be Inventory but for the fact that such goods have been sold)  or the rendering of services or the receipt of royalty payments by the Borrower or any of its Subsidiaries or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto and all proceeds of insurance with respect thereto, together with all of the Borrower's and such Subsidiaries' rights as an unpaid vendor, all pledged assets, guaranty claims, liens and security interests held by or granted to the Borrower or such Subsidiary to secure payment of any Accounts Receivable and all books, customer lists, ledgers, records and files (whether written or stored electronically) relating to any of the foregoing.

"Acquisition": any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

"Additional Security Documents": all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.10 and the Security Agreement.

"Agent": as defined in the preamble.

"Affiliate": with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

"Agent-Related Persons": as defined in Section 10.3.

"Agreement": this Agreement, as amended, supplemented or otherwise modified from time to time.

"Applicable Commitment Fee Percentage": means, for any month, the applicable per annum percentage set forth in the following table opposite the ratio of the average Total Available Commitment to the average Total Commitment in the effect during the preceding month:

Ratio of Average Total Available Commitment to the Average Total Commitment	Applicable Commitment Fee Percentage
Greater than .6666 to 1.00	.75%
Less than or equal to .6666 to 1.0 and greater than .3333 to 1.0	.50%
Less than or equal to .3333 to 1.0	.25%

"Applicable Margin": 2.50%.

"Asset Disposition": any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of Borrower (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Borrower or any of its Subsidiaries the fair market value of which, as determined in good faith by the board of directors of Borrower or such Subsidiary, as the case may be, exceeds $250,000 (other than (i) a disposition by a Subsidiary to Borrower or by Borrower or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of property or other assets at fair market value in the ordinary course of business, including non-exclusive licenses to use trademarks, trade names or other similar property of Borrower or its Subsidiaries and (iii) a disposition of obsolete property or other assets in the ordinary course of business).

"Assignee": an Eligible Assignee which is an "Assignee" party to an Assignment and Assumption Agreement pursuant to Section 11.8.

"Assignment and Assumption Agreement": an Assignment and Assumption Agreement substantially in the form of Exhibit 11.8 annexed hereto and made a part hereof made by any applicable Lender, as assignor and such Lender's assignee in accordance with Section 11.8, with such modifications (including, without limitation, additional representations, warranties and covenants by the assignor Lender or assignee Lender) as such assignor Lender and assignee Lender may agree to from time to time which solely affect the relative rights and/or obligations of the assignor Lender and assignee Lender as between themselves.

"Attorney Costs": all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

"Availability Reserves": at any time (i) such amounts as Agent, in the  exercise of its Permitted Discretion, may from time to time establish against the Borrowing Base, and (ii) the full amount of the Carve-Out Reserve.

"Available Cash Surplus": at any time, an amount not less than $0 equal to Total Cash minus Restricted Cash at such time.

"Available Commitment": as to any Lender at any time, an amount in Dollars equal to the excess, if any, of (a) such Lender's Commitment over (b) the sum of (i) the aggregate principal amount then outstanding of Loans made by such Lender and (ii) such Lender's Commitment Percentage of the LC Obligations then outstanding.

"Bankruptcy Code": means Title 11 of the United States Code entitled "Bankruptcy" as from time to time amended, including the rules and regulations promulgated thereunder, or any successor statute and the rules and regulations promulgated thereunder.

"Bankruptcy Court": is defined in the recitals to this Agreement.

"Bankruptcy Rules": means, collectively, the Federal Rules of Bankruptcy Procedure as promulgated pursuant to 28 U.S.C. Section 2075, and the local rules of the Bankruptcy Court, as the same are in effect as of the date hereof and as may hereafter be amended.

"Base Rate": the higher of (i) the Prime Lending Rate and (ii) the Federal Funds Effective Rate plus one-half of one percent (1/2%).

"Board": the Board of Governors of the Federal Reserve System (or any successor thereto).

"Borrower": as defined in the preamble.

"Borrower Security Agreement": as defined in Section 6.1(a)(iii).

"Borrowing": a loan advance hereunder made by the Lenders on a single date.

"Borrowing Base": means at any time the sum of (a) eighty-five percent (85%) of the outstanding amount of Eligible Receivables and (b) sixty percent (60%) of the value of Eligible Inventory, in each case as determined from the Borrowing Base Certificate most recently delivered and updated pursuant to Section 7.2, less the Availability Reserves.

"Borrowing Base Certificate": has the meaning assigned to that term in Section 7.2(d).

"Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Capital Expenditures": without duplication, with respect to any Person, any amounts expended or Indebtedness incurred during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise.

"Capital Lease": as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock": with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock or such interests), warrants or options exchangeable for or convertible into such capital stock or other interests.

"Capitalized Lease Obligation": at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease which would at such time be so required to be capitalized on such a balance sheet in accordance with GAAP.

"Carve-Out Reserve": is defined in Section 2.8(c).

"Cash": money, currency or the available credit balance in a Deposit Account.

"Cash Budget": on the date of determination, the thirteen (13) week cash flow forecast, in form and substance reasonably satisfactory to the Agent, most recently delivered to the Agent (i) pursuant to Section 7.2(e)(i) either on the Effective Date or on the first week of the then current Cash Budget Period, or (ii) pursuant to Sections 4.3(d) or (f).

"Cash Budget Period": any of the following periods of consecutive calendar weeks elapsed after the Effective Date:  (i) the first (1st) through the fourth (4th) calendar weeks, (ii) the fifth (5th) through eighth (8th) calendar weeks , (iii) the ninth (9th) through the thirteenth (13th) calendar weeks, (iv) the fourteenth (14th) through the seventeenth (17th) calendar weeks, (v) the eighteenth (18th) through the twenty-first (21st) calendar weeks, and (vi) the twenty-second (22nd) through twenty-sixth (26th) calendar weeks, provided that if the Effective Date occurs on a day of the week other than Monday, the initial Cash Budget Period under this Agreement shall include the days from the Effective Date to the commencement of the first calendar week after the Effective Date.

"Cash Budget Period Advance Cap":  during the initial Cash Budget Period, 140% of the maximum amount of Loans projected in the Cash Budget delivered to the Agent on the Effective Date to be outstanding under this Agreement during such Cash Budget Period, and, for each Cash Budget Period thereafter, 120% of the maximum amount of Loans projected to be outstanding in the then current Cash Budget for such Cash Budget Period.

"Cash Equivalents": Investments of the type specified in clauses (i), (ii), (iii) and (iv) of the definition of "Permitted Investments".

"Change of Control": (i) the sale, lease or transfer of all or substantially all of Borrower's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Borrower, (iii) any person or group of persons (within the meaning of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the issued and outstanding shares of Borrower's Voting Securities; or (iv) a majority of the directors of the Borrower are Persons other than Persons (A) for whose election proxies have been solicited by Borrower's board of directors or (B) who are then serving as directors appointed by Borrower's board of directors to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill new created directorships.

"Chapter 11 Case": and "Chapter 11 Cases" are defined in the recitals hereto.

"Code": the Internal Revenue Code of 1986, as amended from time to time.

"Collateral": all property and interests in property of each Credit Party now existing or hereafter arising or acquired, excluding avoidance actions of the Credit Parties under Chapter 5 of the Bankruptcy Code.

"Collateral Account": as defined in Section 4.3(b).

"Collateral Agent": the Agent acting as collateral agent for the Secured Creditors.

"Commercial Letter of Credit": any letter of credit or similar instrument issued for the account of Borrower pursuant to this Agreement for the purpose of supporting trade obligations of Borrower or any of its Domestic Subsidiaries in the ordinary course of business.

"Commitment": as to any Lender, the obligation of such Lender to (a) make Loans to Borrower, and (b) to participate in Letters of Credit, in an aggregate principal and/or Stated Amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1, and as such amount may be reduced from time to time in accordance with the terms hereof; collectively, as to all Lenders, the "Commitments".

"Commitment Percentage": as to any Lender, (a) in respect of a particular Loan and/or Commitment, (i) at any time at which the Commitments in respect of such Loan remain outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment in respect of such Loan divided by the combined Commitments in respect of such Loan; and (ii) after the termination of the Commitments in respect of such Loan, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount outstanding of such Loans held by such Lender divided by the aggregate principal amount outstanding of such Loans held by all Lenders, and (b) in respect of all Loans and/or Commitments, (i) at any  time at which the Total Commitments (or any portion thereof) remains outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitments divided by the Total Commitment, and (ii) after the termination of the Commitment, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount of such Lender's outstanding Loans and LC Obligations divided by the aggregate principal amount of the outstanding Loans and LC Obligations of all of the Lenders.

"Commitment Period": the period from and including the date hereof to but not including the Facility Termination Date.

"Consummation Date": the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Reorganization Plan of Borrower and the Subsidiaries that is confirmed pursuant to an order of the Bankruptcy Court, which for purposes of this Agreement shall be no later than the effective date of such Reorganization Plan.

"Contaminant": any material with respect to which any Environmental Law imposes a duty or obligation, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. Section 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. Section 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. Section 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. Section 6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

"Contractual Obligation": as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it is subject.

"Credit Event": the making of any Loan or the issuance of any Letter of Credit.

"Credit Party": Borrower, each Subsidiary Guarantor and any guarantor which may hereafter enter into a guarantee agreement with respect to the Obligations.

"DBTCA": Deutsche Bank Trust Company Americas.

"Debts": all liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

"Default Rate": a variable rate per annum which shall be two percent (2%) per annum plus the Base Rate plus the Applicable Margin, but in no event in excess of that permitted by applicable law.

"Defaulting Lender": any Lender with respect to which a Lender Default is in effect.

"Deposit Account": any account held by a Person at a bank or other financial institution into which such Person deposits cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral.

"Documents": the Loan Documents.

"Dollars" and "$": dollars in lawful currency of the U.S.

"Domestic Subsidiary": any Subsidiary of Borrower that is not a Foreign Subsidiary.

"Effective Date": the date on which the conditions specified in Section 6.1 hereof are satisfied (or waived in accordance with Section 11.1).

"Eligible Assignee": (i) a commercial bank organized under the laws of the U.S., or any State thereof, (ii) a commercial bank organized under the laws of any other country which is a member of OECD, or a political subdivision of any such country; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands, (iii) the central bank of any country which is a member of the OECD, (iv) a finance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, (v) an insurance company organized under the laws of the U.S. (or any State thereof), (vi) a savings bank or savings and loan association organized under the laws of the U.S., or any State thereof, (vii) any Lender party to this Agreement, (viii) any Affiliate of any Lender party to this Agreement, and (ix) any other Person approved by Agent, such approval not to be unreasonably withheld; provided, however, that an affiliate of Borrower shall not qualify as an Eligible Assignee.

"Eligible Inventory": the Inventory of the Borrower and the Subsidiary Guarantors (valued at the lower of cost (determined on a first-in-first-out basis) or market) located in the continental United States as to which (a) the Borrower or a Domestic Subsidiary of the Borrower has acquired title, (b) the Collateral Agent has a first (subject only to Permitted Senior Liens and the Carve-Out Reserve) and perfected security interest and (c) such Person shall have furnished to the Agent information adequate for purposes of identification at times and in form and substance as may be reasonably requested by the Agent; provided, however, that such Inventory shall not constitute Eligible Inventory (i) if and when the Borrower or such Subsidiary sells it, otherwise passes title thereto or consumes it, (ii) if the Collateral Agent releases its security interest therein, or (iii) to the extent that it (A) is obsolete, not in good condition or not either currently useable or currently salable in the ordinary course of the Borrower's or such Subsidiary's business, (B) is produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provision contained in Title 29, Section 215(a) (1) of the United States Code, (C) is Inventory consisting of packaging material or supplies, (D) is Inventory consisting of work in progress, (E) is Inventory held for consumption (other than raw materials) by the Borrower or such Subsidiary and not for sale or lease in the ordinary course of business, (F) is Inventory which is subject to a Lien in favor of any Person other than the Collateral Agent (other than Permitted Liens and the Carve-Out Reserve), (G) constitutes Inventory which is evidenced by an Eligible Receivable, (H) is Inventory which is not in full conformity with the representations made by the Borrower and the Borrower's Subsidiaries with respect thereto in this Agreement or the Security Documents, or (I) is otherwise determined by the Agent to be ineligible in the exercise of its Permitted Discretion.  Any Inventory which is Eligible Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as it once again meets all of the foregoing requirements.

"Eligible Receivables": the Accounts Receivable of the Borrower and the Subsidiary Guarantors located in the continental United States as to which (a) the Collateral Agent has a first (subject only to Permitted Senior Liens and the Carve-Out Reserve) perfected security interest and (b) the Borrower shall have furnished to the Agent information adequate for purposes of identification at times and in form and substance as may be reasonably requested by the Agent; provided, however, that such Accounts Receivable shall not constitute Eligible Receivables if they (i) by their terms are not payable within ninety (90) days after the date of the applicable invoice with respect to shipped goods or they remain unpaid ninety (90) days after the original date of the applicable invoice; (ii) are Accounts Receivable owing by a single Accounts Receivable debtor in the event that fifty percent (50%) or more of the balance of Accounts Receivable owing by such Accounts Receivable debtor is ineligible by reason of the criteria set forth in clause (i) immediately preceding; (iii) are Accounts Receivable with respect to which the Accounts Receivable debtor is an Affiliate of the Borrower or such Subsidiary or a director, officer of employee of the Borrower or of such Subsidiary or such Affiliates; (iv) are Accounts Receivable with respect to which the Accounts Receivable debtor is not a resident of the United States of America other than such foreign account receivable secured by letters of credit or sight drafts reasonably acceptable to the Agent; or (v) are Accounts Receivable otherwise determined by the Agent to be ineligible in the exercise of its Permitted Discretion; provided that such letter of credit or sight draft is delivered and pledged to the Collateral Agent as additional Collateral; (v) are Accounts Receivable arising with respect to goods which have not been shipped or arising with respect to services which have not been fully performed; (vi) are Accounts Receivable which are not invoiced (and dated as of the date of such invoice) and sent to the Accounts Receivable debtor within a reasonable time consistent with reasonable business practices; (vii) are Accounts Receivable with respect to which the Borrower knows, or should reasonably know, that the Accounts Receivable debtor is the subject of a bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee other than Accounts Receivable of such debtor arising after an order for relief has been entered in a case under Title 11 of the United States Code to the extent the payment of such Accounts Receivable has been approved in such case; (viii) are Accounts Receivable with respect to sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or similar basis; (ix) are Accounts Receivable which are or may reasonably be expected to become subject to any right of setoff by the Accounts Receivable debtor but only (A) to the extent of such right of setoff and (B) if such Accounts Receivable debtor has not entered into an agreement with the Agent which is acceptable to the Agent with respect to the wavier of rights of setoff; or (x) are not in conformity with the representations and warranties made by the Borrower and the Borrower's  Subsidiaries with respect thereto in this Agreement or any Security Document; provided, further, that such Accounts Receivable which fail to meet any of the foregoing requirements shall be excluded from the calculation of Eligible Receivables without duplication.  Any Account Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Receivable until such time as it once again meets all of the foregoing requirements.

"Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes or decrees of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect that are applicable to the Borrower or its Subsidiaries.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate": each trade or business (whether or not incorporated) which together with Borrower or a Subsidiary of Borrower would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or would be included in a "controlled group of corporations," a group of "trades or businesses under common control" or an "affiliated service group" within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Unless otherwise qualified, all references to an "ERISA Affiliate" in this Agreement shall refer to an ERISA Affiliate of Borrower or any Subsidiary.

"Event of Default": any of the events specified in Section 9.1; provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Exchange Act": the Securities Exchange Act of 1934, as amended and codified in U.S.C. 78a et seq. and as hereafter amended from time to time.

"Facility": any of the credit facilities established under this Agreement.

"Facility Termination Date": the earliest of: (i) the date that is one hundred eighty (180) days after the Petition Date; (ii) such date as the Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement (whether pursuant to Section 9.1 or otherwise); (iii) the date that is six (6) Business Days after the Petition Date if the Interim Financing Order has not been entered by the Bankruptcy Court by such date; (iv) the date that is thirty (30) days after the Petition Date if the Final Financing Order has not been entered by the Bankruptcy Court by such date, unless the Interim Financing Order has been extended with Agent's written consent to a date acceptable to Agent; (v) the date upon which the Interim Financing Order expires, unless the Final Financing Order shall have been entered and become effective on such date; (vi) the Consummation Date for any Reorganization Plan in any Chapter 11 Case; and (vii) the date of the closing of the Vision-Ease Sale.

"Facing Agent": DBTCA.

"Federal Funds Effective Rate": for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by DBTCA, as Agent, from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the letter agreement between DBTCA and Borrower, dated as of June 9, 2004, relating to the payment of certain closing and agency fees.

"Final Financing Order": an order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) in the form of Exhibit 1.1(b) hereto, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of Agent in its sole discretion and approved by the Bankruptcy Court.

"Final Financing Order Date": the date of entry of the Final Financing Order by the Bankruptcy Court.

"Financial Advisory Fee":  the fee payable by the Borrower to Chanin Capital Partners in connection with closing the Vision-Ease Sale in an amount approved by the Bankruptcy Court not to exceed, without the prior express written consent of the Agent in its sole discretion, the fee payable under the existing agreement of the Borrower with Chanin Capital Partners previously delivered to the Agent in connection with filing the Chapter 11 Cases.

"Financial Officer": with respect to any Person, the chief financial officer, principal accounting officer, a financial vice president, treasurer or assistant treasurer of such Person.

"Financing Orders": collectively, the Interim Financing Order and the Final Financing Order.

"Foreign Subsidiary": a Subsidiary of Borrower that is incorporated under the laws of a jurisdiction other than any State of the U.S. or the District of Columbia.

"GAAP": generally accepted accounting principles in the U.S. as in effect from time to time.

"Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

"Guarantee Obligations": as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease or operating lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include any endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any Person at any time shall be deemed to be an amount equal to the lesser at such time of (y) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (z) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

"Indebtedness": as applied to any Person (without duplication):

 (i)              all indebtedness of such Person for borrowed money;

 (ii)            the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith) which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof or (z) evidenced by a note or a similar written instrument;

 (iii)          that portion of obligations of such Person with respect to Capital Leases which is required to be classified as a liability on a balance sheet in accordance with GAAP;

 (iv)          all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

 (v)            notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

 (vi)          indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instrument;

 (vii)        the face amount of all letters of credit and bankers' acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements  under workers compensation or similar laws;

 (viii)      all obligations of such Person under Interest Rate Protection Agreements or Currency Protection Agreements;

 (ix)           Guarantee Obligations of such Person; and

 (x)             the principal balance outstanding under any synthetic lease, tax retention operation lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

"Intellectual Property": as defined in Section 5.13.

"Intercompany Indebtedness": Indebtedness of Borrower or any of its Subsidiaries which, in the case of Borrower, is owing to any such Subsidiary and which, in the case of any Subsidiary of Borrower, is owing to Borrower or any of its other Subsidiaries.

"Interest Rate Protection Agreement": any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates.

"Interim Financing Order": means an order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing under Bankruptcy Rule 4001(c)(2) in the form of Exhibit 1.1(a) hereto, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of the Agent in its sole discretion and approved by the Bankruptcy Court.

"Inventory": means, with respect to the Borrower and its Subsidiaries, inclusively, all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by the Borrower or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in the Borrower's or any of its Subsidiaries' business.

"Investment": as applied to any Person, any direct or indirect purchase or other acquisition for value by that Person of stock or other securities of any other Person (or a beneficial interest therein), or a capital contribution by that Person to any other Person, or any direct or indirect loan or advance to any other Person, or any purchase by that Person of all or a significant part of the assets of a business conducted by another Person or any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract.

"IRS": the United States Internal Revenue Service, or any successor or analogous U.S. Governmental Authority.

"KERP":  the key employee retention agreements of the Borrower and its Subsidiaries previously delivered to and acknowledged by the Agent, as such agreements may be modified as required by the Bankruptcy Court in approving the same.

"KERP Obligations":  the aggregate unpaid obligations of the Borrower under the KERP in an amount not to exceed, without the prior express written consent of the Agent in its sole discretion, the amounts payable under the KERP as in existence on the Petition Date.

"LC Commission": as defined in Section 2.7(e)(ii).

"LC Obligations": at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Letters of Credit and (b) the aggregate amount of Unpaid Drawings (in each case without duplication).  The LC Obligation of any Lender at any time shall mean its Pro Rata Share of the aggregate LC Obligations outstanding at such time.

"LC Supportable Indebtedness": (i) obligations of Borrower or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Borrower or any of its Subsidiaries as are reasonably acceptable to Agent and the respective Facing Agent and otherwise permitted to exist pursuant to the terms of this Agreement.

"Lender Default": (i) the refusal (which has not been retracted) of a Lender to meet its obligation to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment hereunder or (ii) a Lender having notified in writing Borrower and/or Agent that it does not intend to comply with its obligations under Section 2.1 (whether or not as a result of any takeover of such Lender by any regulatory authority or agency).

"Lenders": those financial institutions from time to time party to the Agreement.

"Lending Office": with respect to each Lender, the office specified on such Lender's signature page or in the applicable Assignment and Assumption Agreement, or such other office as such Lender may designate in writing from time to time to Borrower and Agent with respect thereto.

"Letter of Credit": any Standby Letter of Credit or Commercial Letter of Credit issued by the Facing Agent hereunder, and any amendments thereto or replacements thereof, pursuant to Section 2.7.

"Letter of Credit Payment": as applicable (a) all payments made by the Facing Agent pursuant to either a draft or demand for payment under a Letter of Credit or (b) all payments made by the Lenders to the Facing Agent in respect thereof.

"Letter of Credit Request": as defined in Section 2.7(b).

"Lien": any judgment lien or execution, attachment, levy, distraint or similar legal process and any mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit in the ordinary course of business and not intended as security) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse (in whole or in part) against the seller or any other Person except the account debtors, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to Borrower or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person).

"Loan": as defined in Section 2.1; collectively, the "Loans."

"Loan Documents": this Agreement, the Notes, each Letter of Credit, each Security Document, the Fee Letter and any other instruments, documents and agreements delivered to Agent in favor of the Lenders or for the benefit of the Lenders.

"Material Adverse Effect": a material adverse effect, other than the filing of  the Chapter 11 Cases, on (a) the Post-Petition business, condition (financial or otherwise), assets, liabilities, property or operations of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower or any Subsidiary to perform its obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any Note, any Security Document or the material rights or remedies of Agent and the Lenders hereunder or thereunder.

"Minimum Borrowing Amount": the lesser of the Total Available Commitment or $500,000.

"Modification": as defined in Section 11.1.

"Moody's": Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Mortgaged Property": any real property subject to the Mortgages.

"Mortgage": individually and collectively, any mortgages or similar documents executed pursuant to Section 7.10, all as amended, restated, supplemented or otherwise modified from time to time.

"Mortgage Policies": any mortgage insurance policies delivered to the Agent hereunder or to the Agent under the Pre-Petition Credit Agreement prior to the Petition Date.

"Multiemployer Plan": any plan described in Section 4001(a)(3) of ERISA to which contributions are or, within the immediately preceding six years, have been made or required by Borrower or any of its Subsidiaries or ERISA Affiliates.

"Net Offering Proceeds": the proceeds received from (a) the issuance of any Capital Stock or (b) the incurrence of any Indebtedness net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

"Net Sale Proceeds": the aggregate cash proceeds received from any Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) by Borrower or any Subsidiary minus (i) cure costs in connection with assuming and assigning executory contracts and unexpired leases in connection with such Asset Disposition, (ii) any break-up fee payable in connection with such Asset Disposition, and (iii) any tax obligation of the Credit Parties payable in connection with such Asset Disposition.  Nothing contained in this definition shall be construed as a release by the Agent and Lenders of any security interest or lien in the proceeds of any Asset Disposition.

"Non-Defaulting Lender": each Lender which is not a Defaulting Lender.

"Note": as defined in Section 2.2(a); collectively, "Notes".

"Notice of Borrowing": as defined in Section 2.4.

"Obligations": all Loans and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, any Agent or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

"OECD": the Organization for Economic Cooperation and Development.

"Operating Account": any account held at a bank or other financial institution out of which a Person disburses funds for the purpose of conducting the business of such Person.

"Orders": the Interim Financing Order and the Final Financing Order.

"Payment Date": the last Business Day of each calendar month and the date on which all of the Obligations hereunder are paid in full; provided, however, that, in addition to the foregoing, each of (x) the date upon which the Commitments have been terminated and the Obligations have been paid in full and (y) the Facility Termination Date shall be deemed to be a "Payment Date" with respect to any interest or fees which are then accrued hereunder.

"Payment Office": the address for such payments for such Loans set forth on Schedule 11.2 hereto in relation to Agent, or such other address as Agent may from time to time specify in accordance with Section 11.2.

"Payroll Obligations": the amount of regularly scheduled payroll obligations, withholding taxes, ordinary course employee advances, and related expenses of the Credit Parties accrued and unpaid as of the Facility Termination Date, excluding, without limitation, benefit payments and amounts payable under employment contracts, not to exceed $770,000 in the aggregate without the prior express written consent of the Agent in its sole discretion.

"PBGC": the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

"Permitted Discretion": Agent's judgment exercised in good faith based upon its consideration of any factor which: (a) has or is likely to adversely affect (i) the value of any material portion of the Collateral, (ii) the enforceability or priority of Agent's Liens thereon, or (iii) the amount which Agent would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of any of the Collateral; (b) creates or could be expected to create an Unmatured Event of Default or Event of Default or (c) has or could otherwise adversely affect the interests of Agent and the Lenders.

"Permitted Investments":

 (i)              any demand deposits with any bank or trust company maintained in the ordinary course of business or shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's, including, without limitation, any such mutual fund managed or advised by any Lender or Agent;

 (ii)            any evidence of Indebtedness, maturing not more than two (2) years after the date of acquisition thereof, issued by the U.S., or an instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the U.S.;

 (iii)          any certificate of deposit that is denominated in Dollars, maturing not more than six (6) months after the date of purchase, issued by a Lender or a commercial banking institution which is a member of the Federal Reserve System and which has a combined capital and surplus and undivided profits of not less than $200,000,000;

 (iv)          commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation organized and existing under the laws of any State of the U.S. or the District of Columbia or Canada, which is denominated in Dollars, with a rating, at any date of determination, of "Prime-2" (or better) according to Moody's, or "A-2" (or better) according to S & P; and

 (v)            Investments outstanding as of the Petition Date in Subsidiaries (as such Investments may be adjusted due to appreciation, repayment of principal, payment of interest, return of capital and similar circumstances).

"Permitted Liens": The following Liens:

(i)            Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided, however, payment thereof is not later than the time required by Section 7.5;

(ii)            Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, however, in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(iii)            minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and its Subsidiaries;

(iv)            customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower or its Subsidiaries maintain deposits in the ordinary course of business;

(v)            Permitted Real Property Encumbrances;

(vi)            Liens securing the Pre-Petition Secured Debt pursuant to the Pre-Petition Credit Agreement, the related Loan Documents (as defined therein), and the Financing Orders; and

(vii)            Permitted Senior Liens.

"Permitted Real Property Encumbrances": (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies on the date of delivery of such Mortgage Policies,  (ii) as to any particular parcel of real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by Agent, (iii) municipal and zoning ordinances and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as to which Agent may consent in which do not materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by the Agent.

"Permitted Senior Liens": (i) deposits provided to utility service providers pursuant to Section 366 of the Bankruptcy Code and (ii) legal, valid, binding, perfected and unavoidable Liens in existence on the Petition Date (other than Liens securing the Pre-Petition Secured Debt), provided that Permitted Senior Liens shall not be deemed to include or permit as a result thereof any administrative expense claim under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agent and Lenders set forth herein and in the Financing Orders.

"Person": an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind provided; however, that references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

"Petition Date": is defined in the recitals to the Agreement.

"Plan": any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may hereafter be or has been established or maintained, within the immediately preceding six years, or to which contributions are or, within the immediately preceding six years, have been made, by Borrower or any of its Subsidiaries or ERISA Affiliates, but not including any Multiemployer Plan.

"Plan Administrator": has the meaning assigned to the term "administrator" in Section 3(16)(A) of ERISA.

"Plan Sponsor": has the meaning assigned to the term "plan sponsor" in Section 3(16)(B) of ERISA.

"Pledged Subsidiary Interests": as defined in the Security Agreements.

"Post-Petition": the time period beginning immediately upon the filing of the Chapter 11 Cases.

"Post-Petition Indebtedness": any or all Indebtedness of the Credit Parties incurred after the filing of the Chapter 11 Case.

"Pre-Petition": the time period ending immediately prior to the filing of the Chapter 11 Cases.

"Pre-Petition Credit Agreement": that certain Third Amended and Restated Credit Agreement dated September 27, 2002, among Borrower, Deutsche Bank Trust Company Americas, as Agent, the lenders party thereto, and Bank One, NA, as Documentation Agent.  The term Pre-Petition Credit Agreement includes all amendments and supplements to the Pre-Petition Credit Agreement, all restatements of the Pre-Petition Credit Agreement and all guaranties, security documents and other documents, instruments and agreements executed and delivered in connection with the Pre-Petition Credit Agreement.

"Pre-Petition Indebtedness": any or all Indebtedness of any of the Credit Parties outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases.

"Pre-Petition Letters of Credit": the letters of credit outstanding under the Pre-Petition Credit Agreement as of the Petition Date.

"Pre-Petition Secured Debt": any or all Indebtedness of the Credit Parties secured under or pursuant to the Pre-Petition Credit Agreement.

"Prime Lending Rate": the rate which DBTCA announces from time to time as its prime lending rate, base rate or equivalent, as in effect from time to time.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.  The Prime Lending Rate shall change automatically and without notice from time to time as and when DBTCA changes its prime lending rates, base rates or equivalent.

"Pro Rata Share": when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender's Commitment and the denominator of which shall be the Total Commitment or, if no Commitments are then outstanding, such Lender's aggregate outstanding principal amount of Loans and LC Obligations to the total outstanding principal balance of all Loans and LC Obligations hereunder.

"Professional Carve-Out Reserve": is defined in Section 2.8(c).

"Recovery Event": the receipt by Borrower (or any of its Affiliates) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Borrower or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Borrower or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 5.17.

"Register": as defined in Section 11.12.

"Regulation D", "Regulation T", "Regulation U" and "Regulation X": respectively, Regulation D, T, U and X of the Board as from time to time in effect and any successor to all or a portion of any thereof.

"Release": any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration in violation of any Environmental Law into the indoor or outdoor environment or into or out of any property of Borrower or its Subsidiaries, or at any other location, including any location to which Borrower or any Subsidiary has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of Borrower or its Subsidiaries or at any other location, including any location to which Borrower or any Subsidiary has transported or arranged for the transportation of any Contaminant.

"Remedial Action": actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent or minimize the Release or threat of Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial or post-remedial studies and investigations and post-remedial monitoring and care or any other studies, reports or investigations relating to Contaminants.

"Reorganization Plan": a plan of reorganization or liquidation in any of the Chapter 11 Cases.

"Reportable Event": a "reportable event" described in Section 4043(c) of ERISA or in the regulations thereunder or receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4202 of ERISA.

"Required Lenders": at any time, Lenders then holding at least 51% of the amount of the Total Commitment (or if the Total Commitment has been terminated, then the aggregate principal amount outstanding of Loans, plus the outstanding amount of LC Obligations); provided, that, if no principal amount of any Loan is then outstanding, then "Required Lenders" shall mean Lenders then having at least 51% of the Total Commitment.

"Required Notice":  as long as any Chapter 11 Case remains pending, five (5) Business Days written notice to Borrower, to counsel for any unsecured creditors committee appointed in the Chapter 11 Cases, and to the Office of the United States Trustee.

"Requirement of Law": as to any Person, any law (including common law), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer": any of the President, any Executive Vice President, the Chief Financial Officer, Controller or the Treasurer of Borrower.

"Restricted Cash" at any time, means an amount equal to the amount of outstanding checks written by Borrower and its Subsidiaries, plus, to the extent included in Total Cash, (i) any deposit escrows established for any Asset Disposition to which the Borrower or any other Credit Party does not have access pending the closing of, or default under, the applicable asset purchase agreement, (ii) any escrows for KERP Obligations, and (iii) cash held by Foreign Subsidiaries in the ordinary course of business not exceeding $1,200,000 in the aggregate.

"Sale and Leaseback Transaction": any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

"Secured Creditors": as defined in the Security Documents.

"Security Agreements": as defined in Section 6.1(a)(iii).

"Security Documents": collectively, each Financing Order, the Security Agreements, the Mortgage, each Additional Security Document and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may be amended, supplemented, restated or otherwise modified and in effect.  For purposes of this Agreement, "Security Documents" shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by Borrower or any Subsidiary of Borrower after the date of this Agreement in favor of Agent for the benefit of the Lenders in satisfaction of the requirements of any Loan Document.

"S&P": Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc. or any successor to the rating agency business thereof.

"Standby Letters of Credit": any of the irrevocable standby letters of credit issued for the account of Borrower pursuant to this Agreement, in form acceptable to the Facing Agent, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

"Stated Amount" or "Stated Amounts": with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

"Subsidiary": as to any Person, any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

"Subsidiary Guarantor": each Subsidiary party to this Agreement.

"Taxes": any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on, or measured by, the net income of any applicable Lender.

"Total Available Commitment": at the time any determination thereof is made, the sum of the respective Available Commitments of the Lenders at such time.

"Total Cash" at any time, the actual amount of Cash, excluding cash in the Collateral Account, held by Borrower and its Subsidiaries.

"Total Commitment": at any time any determination is to be made, the sum of the respective Commitments of the Lenders at such time.

"Unmatured Event of Default": an event, act, condition or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

"Unpaid Drawing": as defined in Section 2.7(c).

"U.S.": the United States of America, its territories, its possessions and all other areas subject to its jurisdiction.

"Vision-Ease": collectively, Vision-Ease Lens, Inc., P.T. Vision-Ease Asia, Vision-Ease Canada Ltd., and Vision-Ease Lens Europe Ltd.

"Vision-Ease APA":  the Asset Purchase Agreement between Insight Equity A.P. X, LP, Vision-Ease Lens, Inc. and the Borrower, or any other asset purchase agreement for the sale of Vision-Ease approved by the Bankruptcy Court as a higher and better bid, in either case on terms in form and in substance satisfactory to the Agent in its sole discretion.

"Vision-Ease Sale": the sale of Vision-Ease pursuant to the Vision-Ease APA.

"Voting Securities": any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

"Wholly-Owned Subsidiary": with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

"written" or "in writing": any form of written communication or a communication by means of a telecopier device or authenticated telex, telegraph or cable.

        1.2            Accounting Terms, Financial Statements.  All accounting terms used herein shall have the respective meanings given to them in accordance with GAAP, unless otherwise provided herein.  All computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP, unless otherwise provided herein.

        1.3            Other Definitional Terms.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Recital, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

        2.1            Loan Commitment.  Each Lender severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Borrower on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Commitment Percentage of the Total Available Commitment (each such loan by any Lender, a "Loan" and collectively, the "Loans"); provided, however, that, after giving effect to any Borrowing of Loans, the aggregate amount of all outstanding Loans shall not exceed the Cash Budget Period Advance Cap then in effect, and the aggregate amount of all outstanding Loans and LC Obligations then outstanding, shall not at any time exceed the lesser of (i) the Borrowing Base and (ii) the Total Commitment, or prior to the Final Financing Order Date, the maximum amount of Loans and LC Obligations permitted by the Interim Financing Order.  All Loans comprising the same Borrowing hereunder shall be made by the Lenders simultaneously and in proportion to their respective Commitments.  Prior to the Facility Termination Date, Loans may be repaid and reborrowed by Borrower in accordance with the provisions hereof.

        2.2            Notes.

(a)             Evidence of Indebtedness.  Borrower's obligation to pay the principal of and interest on all the Loans made to it by each Lender shall be evidenced by a promissory note (each, a "Note" and, collectively, the "Notes") duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a) hereto, with blanks appropriately completed in conformity herewith.  The Note issued to each Lender shall (A) be executed by Borrower, (B) be payable to the order of such Lender and be dated the Effective Date, (C) be in a stated principal amount equal to the Commitment of such Lender and be payable in the aggregate principal amount of the Loans evidenced thereby, (D) mature, with respect to each Loan evidenced thereby, on the Facility Termination Date, (E) be subject to mandatory prepayment as provided in Section 4.3, (F) bear interest as provided in Section 3.1 in respect of the Loans evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

(b)            Notation of Payments.  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect Borrower's or any guarantor's obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

        2.3            Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing by Borrower hereunder shall be not less than Minimum Borrowing Amount or, if less, the then Total Available Commitment.

        2.4            Notice of Borrowing.  Whenever Borrower desires to make a Borrowing of any Loan hereunder, it shall give Agent at its office located at 90 Hudson Street, Fifth Floor, Jersey City, New Jersey, 07302 (or such other address as the Agent may hereafter designate in writing to the parties hereto) (the "Notice Address") at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 P.M. (New York City time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Agent, be delivered later than the time specified above.  Each such notice (each a "Notice of Borrowing"), which shall be in the form of Exhibit 2.4 hereto, shall be irrevocable, shall be deemed a representation by Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender's Commitment Percentage thereof and of the other matters covered by the Notice of Borrowing.  Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice, Agent may act without liability upon the basis of telephonic notice reasonably believed by Agent in good faith to be from a Responsible Officer of Borrower prior to receipt of written confirmation.  Agent's records shall, absent demonstrable error, be final, conclusive and binding on Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing.

        2.5            Disbursement of Funds; Funding Assumptions.

(a)             No later than 12:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its Commitment Percentage of Loans of the Borrowing requested to be made on such date in Dollars and in immediately available funds, at the office (the "Payment Office") of Agent located at 90 Hudson Street, Fifth Floor, Jersey City, New Jersey, 07302, and Agent will make available to Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders.

(b)            Unless Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Agent such Lender's portion of the Loans to be purchased or Borrowing to be made on such date, Agent may assume that such Lender has made such amount available to Agent on such date of Borrowing and Agent may, but shall not be required to, in reliance upon such assumption, make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to Agent by such Lender on the date of Borrowing, Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Borrower and, if so notified, Borrower shall immediately pay such corresponding amount to Agent.  Agent shall also be entitled to recover from Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at a rate per annum equal to the rate for Loans applicable during the period in question, provided, however, that any interest paid to Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such lender under Section 3.1 in respect of such corresponding amount.  Any amount due hereunder to Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for the first three days after the date such amount is due and thereafter at the Federal Funds Rate plus 1%, together with Agent's standard interbank processing fee.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans,  amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Agent to fund any outstanding Loans made available on behalf of such Lender by Agent pursuant to this Section 2.5 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Commitment Percentage of all Loans (as a result of such assignment or otherwise).  Such Lender shall not have recourse against Borrower with respect to any amounts paid to Agent or any Lender with respect to the preceding sentence; provided, that such Lender shall have full recourse against Borrower to the extent of the amount of such loans it has in fact made.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which Borrower may have against the Lender as a result of any default by such Lender hereunder.

        2.6            Pro Rata Borrowings.  All Borrowings under this Agreement shall be loaned by the Lenders pro rata on the basis of their Commitments.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment or make Loans hereunder.

        2.7            Amount and Terms of Letter of Credit.

(a)             Letter of Credit Commitments, Terms of Letters of Credit.

(i)              Subject to and upon the terms and conditions herein set forth and such other conditions as are applicable to its customers generally, at any time and from time to time on or after the Initial Borrowing Date and prior to the 30th Business Day preceding the Facility Termination Date, the Facing Agent agrees to issue under clause (a)(i) hereof (and otherwise only in its sole discretion in each instance under clause (a)(ii) below), in its own name, but for the ratable benefit of all Lenders (including Facing Agent), one or more Letters of Credit (i) each having a Stated Amount in Dollars and on a sight basis, for the account of Borrower in an aggregate undrawn amount at any one time outstanding that, together with the aggregate Stated Amount of other Letters of Credit then outstanding, does not exceed $1,000,000, and (ii) solely with the consent of the Agent, which consent may be given or withheld by the Agent in its sole discretion in each instance, Letters of Credit to replace letters of credit outstanding under the Pre-Petition Credit Agreement at the time of their expiry;  provided, however, that Facing Agent shall not issue or extend the expiration of any Letter of Credit if, immediately after giving effect to such issuance or extension, (A) the aggregate LC Obligations incurred under clause (a)(i) at such time would exceed $1,000,000, or (B) the Available Commitment of any Lender would be less than zero; provided, further, that, after giving effect to the Issuance of any Letter of Credit, the aggregate amount of all LC Obligations and the aggregate amount of all Loans then outstanding, shall not exceed the lesser of (C) the Borrowing Base, and (D) the Total Commitment, or prior to the Final Financing Order Date, the maximum amount of Loans and LC Obligations permitted by the Interim Financing Order.    Each Lender severally, but not jointly, agrees to participate in each such Letter of Credit issued by Facing Agent to the extent of its Commitment Percentage and to make available to Facing Agent such Lender's Commitment Percentage of any payment made to the beneficiary of such Letter of Credit to the extent not reimbursed by Borrower; provided, however, that no Lender shall be required to participate in any Letter of Credit to the extent that such participation therein would exceed such Lender's Available Commitment then in effect. No Lender's obligation to participate in any Letter of Credit or to make available to Facing Agent such Lender's Commitment Percentage of any Letter of Credit Payment made by Facing Agent shall be affected by any other Lender's failure to participate in the same or any other Letter of Credit or by any other Lender's failure to make available to Facing Agent such other Lender's Commitment Percentage of any Letter of Credit Payment.  Notwithstanding the foregoing, in the event a Lender Default exists, Facing Agent shall not be required to issue any Letter of Credit unless Facing Agent has entered into arrangements satisfactory to it and Borrower to eliminate such Facing Agent's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Commitment Percentage of the LC Obligations.  Schedule 2.7(a)(i) lists all Pre-Petition Letters of Credit outstanding on the Petition Date.

(ii)            Each Letter of Credit issued or to be issued hereunder shall have an expiration date of not later than 240 days after the Petition Date.

(iii)          If the Facility Termination Date occurs prior to the expiration date of any outstanding Letter of Credit, Borrower shall either (i) make arrangements satisfactory to Facing Agent with respect to a back-up letter of credit or the assumption of the outstanding Letters of Credit by the lenders under the exit revolving facility or (ii) deliver cash in an amount equal to 105% of the LC Collateral Amount with respect to each outstanding Letter of Credit to Facing Agent to be held by and deposited in an account in the name of Facing Agent as cash collateral for the payment and performance of all LC Obligations.  Facing Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Monies in such account shall automatically be applied by Facing Agent to reimburse Facing Agent for LC Obligations for which Facing Agent has not been reimbursed, and any remaining amounts will either (A) be held for the satisfaction of the LC Obligations of Borrower at such time or (B) if the maturity of the Loans has been accelerated, be applied to satisfy all LC Obligations as such LC Obligations become due and payable.

(b)            Procedure for Issuance of Letters of Credit.  Whenever Borrower desires the issuance of a Letter of Credit hereunder, it shall give Agent and Facing Agent at least three (3) Business Days' prior written notice (or such shorter period as may be agreed to by Borrower, Agent and Facing Agent) specifying the day of issuance thereof (which day shall be a Business Day), such notice to be given prior to 11:00 A.M. (New York City time) on the date specified for the giving of such notice.  Each such notice (each, a "Letter of Credit Request") shall be in the form of Exhibit 2.7(b) hereto and shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be reasonably acceptable to Facing Agent), (E) the Stated Amount of such proposed Letter of Credit and (F) the purpose of such Letter of Credit and such other information as Facing Agent may reasonably request.  In addition, each Letter of Credit Request shall contain a description of the terms and conditions to be included in such proposed Letter of Credit.  Promptly after the issuance of or amendment to a Standby Letter of Credit, the Facing Agent shall notify the Borrower and the Agent, in writing, of such issuance or amendment, and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Agent shall notify the Lenders, in writing of such issuance or amendment and if requested to by a Lender, the Agent shall provide such Lender with a copy of such issuance or amendment.  With regards to Commercial Letters of Credit, the Facing Agent shall on the first Business Day of each week provide the Agent by facsimile with a report detailing the aggregate daily outstanding amount of Commercial Letters of Credit issued by such Facing Agent for the prior week.  Unless otherwise specified, all Letters of Credit will be governed by Uniform Customs and Practice for Documentary Credits (the "UCP").  On the Business Day specified by Borrower and upon fulfillment or waiver of the applicable conditions set forth in Article VI,  Facing Agent will issue the requested Letter of Credit to the applicable beneficiary.

(c)             Draws upon Letters of Credit; Reimbursement Obligation.  In the event of any drawing under any Letter of Credit by the beneficiary thereof (each such drawing until reimbursed, an "Unpaid Drawing"), Facing Agent shall give telephonic notice to Borrower and Agent (x) confirming such drawing and (y) of the date on or before which Facing Agent intends to honor such drawing, and Borrower shall reimburse Facing Agent on the day on which such drawing is honored in an amount in same day funds and like currency equal to the amount of such drawing; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Agent and Facing Agent prior to 11:00 A.M. (New York City time) on the Business Day Facing Agent intends to honor such drawing that Borrower intends to reimburse Facing Agent for the amount of such drawing with funds other than the proceeds of Loans, Borrower shall be deemed to have timely given a Notice of Borrowing to Agent requesting each Lender to make Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in Section 6.2, each such Lender shall, on the date of such drawing, make Loans in the amount of its Commitment Percentage of such drawing, the proceeds of which shall be applied directly by Agent to reimburse Facing Agent for the amount of such drawing; provided, further, that, if for any reason, proceeds of Loans are not received by Facing Agent on such date in an amount equal to the amount of such drawing, Borrower shall reimburse Facing Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a).

(d)            Lenders' Participation in Letters of Credit.  In the event that Borrower shall fail to reimburse Facing Agent as provided in Section 2.7(c) in an amount equal to the amount of any drawing honored by Facing Agent under a Letter of Credit issued by it in accordance with the terms hereof, Facing Agent shall promptly notify Agent and Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein.  Each such Lender shall make available to Facing Agent an amount equal to its Commitment Percentage of such drawing in same day funds, at the office of Facing Agent specified in such notice, not later than 1:00 P.M. (New York City time) on the Business Day after the date such Lender is notified by Agent.  In the event that any such Lender fails to make available to Facing Agent the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.7(d), Facing Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate for two Business Days and thereafter at the Base Rate.  Nothing in this Section 2.7(d) shall be deemed to prejudice the right of any Lender to recover from Facing Agent any amounts made available by such Lender to Facing Agent pursuant to this Section 2.7(d) in the event that it is determined that the payment with respect to a Letter of Credit by Facing Agent in respect of which payment was made by such Lender constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction on the part of Facing Agent.  Facing Agent shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.7(d) with respect to any Letter of Credit issued by Facing Agent such other Lender's Commitment Percentage of all payments received by Facing Agent from Borrower in reimbursement of drawings honored by Facing Agent under such Letter of Credit when such payments are received.  Upon any change in the Commitments of the Lenders pursuant to Section 3.5 or 11.8(c) or otherwise, it is hereby agreed that, with respect to all LC Obligations, there shall be an automatic adjustment to the participations pursuant to this Section 2.7(d) to reflect the new Commitment Percentages of the assigning Lender and the Assignee.

(e)             Fees for Letters of Credit.

(i)              Facing Agent.  Borrower agrees to pay the following amount to Facing Agent with respect to Letters of Credit issued by it for the account of Borrower:

(A)           with respect to drawings made under any Letter of Credit, interest, payable on demand, at a rate which is at all times equal to the sum of (i) 2% per annum, (ii) the Base Rate, and (iii) the Applicable Margin on the amount paid by Facing Agent in respect of each such drawing from the date of the drawing to the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Loans pursuant to Section 2.7(c));

(B)           with respect to the issuance or amendment of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with Facing Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and

(C)           a facing fee as agreed to between Borrower and the applicable Facing Bank for the applicable Letter of Credit and unless otherwise agreed, shall be payable with respect to the maximum Stated Amount under such outstanding Letters of Credit payable in arrears on the Payment Date, on the Facility Termination Date and thereafter, on demand together with customary issuance and drawing charges payable pursuant to clause (B) above; provided, however, if calculation of the facing fee in the manner set forth above would result in a facing fee of less than $500 per year per Letter of Credit, Borrower shall be obligated to pay such additional amount to the applicable Facing Bank so as to provide for a minimum facing fee of $500 per year per Letter of Credit.

(ii)            Participating Lender.  Borrower agrees to pay to Agent for distribution to each participating Lender in respect of all Letters of Credit outstanding such Lender's Commitment Percentage of a commission equal to 5.25% per annum with respect to the daily Stated Amount under such outstanding Letters of Credit (the "LC Commission"), payable in arrears on each Payment Date, on the Facility Termination Date and thereafter, on demand.  The LC Commission shall be computed from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by Facing Agent or Agent of any amount described in clause (ii) of this Section 2.7(e), Facing Agent or Agent shall distribute to each Lender that has reimbursed Facing Agent in accordance with Section 2.7(d) its Commitment Percentage of such amount.  Amounts payable under clauses (i)(A), (B) and (C) of this Section 2.7(e) shall be paid directly to Facing Agent.

(f)              LC Obligations Unconditional.  Subject to the last paragraph of Section 2.7(g), the obligation of Borrower to reimburse Facing Agent for drawings made under any Letter of Credit issued by it and the obligations of each Lender under Section 2.7(d) with respect thereto shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)              any lack of validity or enforceability of such Letter of Credit;

(ii)            the existence of any claim, setoff, defense or other right which Borrower or any of its Affiliates may have at any time against a beneficiary or any transferee of such Letter of Credit (or any persons or entities for which any such beneficiary or transferee may be acting), Facing Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary of such Letter of Credit);

(iii)          any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided the same appears on its face to comply with the draw requirements for the Letter of Credit;

(iv)          payment by Facing Agent under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided the same appears on its face to comply with the draw requirements for the Letter of Credit;

(v)            the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing.

(g)             Indemnification.  In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay and save Facing Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys fees) (other than for Taxes, which shall be covered by Section 4.6) which Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of Facing Agent as determined by a court of competent jurisdiction or (ii) the failure of Facing Agent to honor a drawing under any Letter of Credit as a result of any act or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts").  As between Borrower and Facing Agent, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Facing Agent by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Facing Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, provided such document appears on its face to comply with the requirements applicable to it; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Facing Agent, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of any of Facing Agent's rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put Facing Agent under any resulting liability to Borrower.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have no obligation to indemnify Facing Agent in respect of any liability incurred by Facing Agent arising solely out of the gross negligence or willful misconduct of Facing Agent.  The right of indemnification in the first paragraph of this Section 2.7(g) shall not prejudice any rights that Borrower may otherwise have against Facing Agent with respect to a Letter of Credit issued hereunder.

(h)             Increased Costs.  If at any time after the Effective Date, any Facing Agent or any Lender determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Facing Agent or such Lender with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by Facing Agent or participated in by any Lender, or (ii) impose on any Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Facing Agent or any Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Facing Agent or any Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to Borrower by Facing Agent or any Lender (a copy of which demand shall be sent by such Facing Agent or such Lender to Agent), Borrower shall pay to such Facing Agent or such Lender such additional amount or amounts as will compensate such Facing Agent or such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  In determining such additional amounts pursuant to the preceding sentence, such Facing Agent or such Lender will act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable or reductions in rates of return relate to such Facing Agent's or such Lender's letters of credit in general and are not specifically attributable to the Letters of Credit hereunder, use averaging and attribution methods which are reasonable and which cover all letters of credit similar to the Letters of Credit issued by or participated in by such Facing Agent or such Lender whether or not the documentation for such other Letters of Credit permit such Facing Agent or such Lender to receive amounts of the type described in this Section 2.7(h).  Any Facing Agent or any Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.7(h), will give prompt written notice thereof to Borrower, which notice shall include a certificate submitted to Borrower by such Facing Agent or such Lender (a copy of which certificate shall be sent by such Facing Agent or such Lender to Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Facing Agent or such Lender, although failure to give any such notice shall not release or diminish Borrower's obligations to pay additional amounts pursuant to this Section 2.7(h) provided that Borrower shall not be required to compensate a Lender or a Facing Agent pursuant to this section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Facing Agent, as the case may be, notifies Borrower of the additional amounts and of such Lender's or Facing Agent's intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The certificate required to be delivered pursuant to this Section 2.7(h) shall, absent demonstrable error, be final, conclusive and binding on Borrower and the Facing Agent or the Lender, as applicable.

        2.8            Superpriority Nature of Obligations; Priming Lien.

(a)             The Obligations shall be secured by Liens in the Collateral under Sections 364(c)(2) and (d)(1) of the Bankruptcy Code, senior to all other Liens other than Permitted Senior Liens.  The Obligations shall also be secured by Liens pursuant to Section 364(c)(3) of the Bankruptcy Code in the Collateral junior to Permitted Senior Liens.

(b)            The Obligations shall have the status in the Chapter 11 Cases of superpriority administrative expenses under Section 364(c)(1) of the Bankruptcy Code.  Subject to the Carve-Out Reserve (as defined in Section 2.8(c) below), such administrative claim shall have priority over all other claims, costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c) (subject to entry of the Final Financing Order), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of any Credit Party, any Credit Party's estate, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

(c)             Agent's Liens on the Collateral under Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, for the benefit of Agent and Lenders, and the superpriority administrative claim under Section 364(c)(1) of the Bankruptcy Code afforded the Obligations shall be subject only to the following: (i) fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6), (ii) the KERP Obligations, and (iii) upon the occurrence and during the continuance of an Event of Default (which is not subsequently waived or cured) and notice thereof to Borrower, the payment of accrued and unpaid professional fees and expenses allowed by the Bankruptcy Court (whether incurred prior to or subsequent to such Event of Default) of attorneys, accountants, investments bankers, financial advisors or other professionals (other than ordinary course of business professionals employed in the ordinary course of business for a specific purpose pursuant to Sections 105(a) and/or 327(b) of the Bankruptcy Code) retained by any of the Credit Parties and any official creditors committees appointed in the Chapter 11 Cases pursuant to Section 1103 of the Bankruptcy Code (except to the extent that such fees and expenses were incurred in the prosecution of claims, causes of action, actions or proceedings against any agent or lender under the Pre-Petition Credit Agreement in respect of the "Obligations" under and as defined in the Pre-Petition Credit Agreement or otherwise, or against Agent or any Lender in respect of the Obligations or otherwise ("Excluded Actions")), in an aggregate amount not to exceed $1,500,000 (the "Professional Carve-Out Reserve") for all Credit Parties (the amounts in the foregoing clauses (i), (ii), and (iii) being collectively, the "Carve-Out Reserve"); provided, however, that any payments actually made to such professionals under Sections 330, 331 or 503 of the Bankruptcy Code in respect of fees and expenses incurred or accrued (x) prior to the occurrence of an Event of Default and notice thereof to Borrower or other termination of all of the Commitments, (i) shall reduce dollar-for-dollar the Professional Carve-Out Reserve until the Professional Carve-Out Reserve equals $1,000,000, and (ii) shall not reduce the Carve-Out Reserve thereafter and (y) from and after the occurrence of an Event of Default and notice thereof to Borrower or other termination of all of the Commitments, shall reduce dollar-for-dollar the Professional Carve-Out Reserve; provided, further, that in no event shall any of the Professional Carve-Out Reserve (A) be utilized to prosecute or cause others to prosecute any Excluded Actions or (B) include any fees or expenses arising after the conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code.  Each of the Financial Advisory Fee and KERP Obligations shall be deemed reduced as and to the extent set forth in Section 4.4.

(d)            Subject to the provisions of the Financing Orders and this Section 2.8, the Credit Parties shall be permitted to pay as the same may become due and payable (i) administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of their businesses, (ii) provided that no Event of Default has occurred and is continuing, compensation and reimbursement of expenses to professionals allowed or otherwise permitted to be paid by the Bankruptcy Court and payable under Sections 330 and 331 of the Bankruptcy Code, and (iii) any other Pre-Petition or Post-Petition expenses of the Credit Parties, including adequate protection payments, to the extent approved by the Bankruptcy Court and not otherwise prohibited by the terms of this Agreement or the other Loan Documents.  Except for the Carve-Out Reserve, no costs or expenses of administration shall be imposed against Agent, Lenders or any of the Collateral under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, and, subject to entry of the Final Financing Order, Borrower and each of the other Credit Parties hereby waives, for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105, 506(c) or 552, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Agent or the Lenders.

        2.9            Release.  Each of Borrower and the other Credit Parties hereby acknowledges, effective upon the Final Financing Order Date, that none of Borrower, any Credit Party, nor any of their Subsidiaries has any defense, counterclaim, right of setoff, right of recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can or may be asserted to reduce, eliminate or avoid all or any part of Borrower's, any of the other Credit Parties' or any of their Subsidiaries' liability to repay all or any portion of the Obligations as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Agent or any Lender.  Each of Borrower and the other Credit Parties, in its own right and on behalf of its bankruptcy estate, successors, assigns, Subsidiaries and Affiliates and any Person acting for and on behalf of, or claiming through it (collectively, the "Releasing Parties"), hereby fully, finally and forever releases and discharges Agent and each Lender, and all of Agent's and each Lender's past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the "Released Parties"), of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, liquidated or unliquidated, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may hereafter accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to the date of entry of the Final Financing Order in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Financing Orders, the Loan Documents and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

        2.10         Waiver of any Priming Rights.  Upon the Effective Date, and on behalf of themselves and their estates, and for so long as any Obligation shall be outstanding, each Credit Party hereby irrevocably waives any right, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations or to approve a claim of equal or greater priority than the Obligations.

        2.11         Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court, subject to Required Notice under Section 9.1.

        2.12         No Discharge; Survival of Claims.  Each of the Credit Parties agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan in any Chapter 11 Case (and each of the Credit Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the superpriority administrative claims granted to Agent and Lenders pursuant to the Interim Financing Order and Final Financing Order and described in Section 2.8, and the Liens granted to Agent pursuant to the Financing Orders and the other Security Documents and described in Section 2.8, shall not be affected in any manner by the entry of an order confirming a Reorganization Plan in any Chapter 11 Case.

        2.13         Cash Management.  Borrower and the other Credit Parties shall maintain Deposit Accounts and investment accounts only with the Agent, the Lenders or the Lenders under the Pre-Petition Credit Agreement, except for (i) the existing Deposit Account at Wells Fargo Bank maintained for charitable purposes, which account shall remain inactive during the term of this Agreement, (ii) the existing Deposit Account at Wells Fargo Bank maintained as a concentration account solely for the purpose of effecting tax and employee profit sharing and retirement plan payments, and (iii) the existing Deposit Account at Marine Midland Bank maintained solely for payment of payroll obligations at the Cortland facility with an aggregate balance not to exceed $50,000 at any time.   In addition, the Borrower shall not permit the maintenance of balances in Deposit Accounts and investment accounts of its Foreign Subsidiaries in amounts exceeding in the aggregate (x) $1,200,000 at any time, or (y) $900,000 for a period exceeding five (5) consecutive Business Days.

ARTICLE III

INTEREST AND FEES

        3.1            Interest.

(a)             Rate.  Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan at a rate per annum equal to the Base Rate plus the Applicable Margin from the date the proceeds thereof are made available to Borrower until such Loan is paid in full.

(b)            Payment of Interest.  Interest on each Loan shall be payable in arrears on each Payment Date; provided, however, that interest accruing pursuant to Section 3.1(c) shall be payable from time to time on demand.  Interest shall also be payable on all then outstanding Loans on the Facility Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Loans made pursuant to Section 4.2 on any day other than a Payment Date need not be made with accrued interest from the most recent Payment Date, provided such accrued interest is paid on the next Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans.  During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(c)             Default Interest.  Notwithstanding the rates of interest specified herein, effective on the date 30 days after the occurrence and continuance during such 30 day period of any Event of Default (other than the failure to pay Obligations when due) and for so long thereafter as any Event of Default shall be continuing, and effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(d)            Maximum Interest.  If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.  Notwithstanding anything in the foregoing to the contrary but not any way limiting the effect of the foregoing, approval of this Agreement by the Bankruptcy Court shall constitute approval of the rates of interest and other amounts payable hereunder and a ruling that they are exempt from any otherwise applicable limitation.

        3.2            Fees.

(a)             Commitment Fee.  On each Payment Date (or, if earlier, on the date upon which the Credit Parties are entitled to a release of the Collateral under Section 11.11), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a per annum commitment fee equal to the Applicable Commitment Fee Percentage which accrued during the calendar month most recently ended (or, in the case of the payment due on the Facility Termination Date, the portion thereof ending on such date).  Such commitment fee shall be based upon the average unused Commitments of the Lenders during the calendar month.

(b)            Agency Fees.  Borrower shall pay to Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the Fee Letter.

        3.3            Computation of Interest and Fees.  Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days.  Each determination of an interest rate by Agent pursuant to any provision of this Agreement and in accordance therewith shall be conclusive and binding on Borrower, Agent and the Lenders in the absence of demonstrable error.  Agent shall, at any time and from time to time upon request of Borrower, deliver to Borrower a statement showing the quotations used by Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

        3.4            Capital Requirements.  If any Lender determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in (after the date of this Agreement) interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitment hereunder or its obligations hereunder, then Borrower shall pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender's commitments or obligations in general and are not specifically attributable to the Commitments and obligations hereunder, cover all commitments and obligations similar to the Commitment and obligations of such Lender hereunder whether or not the loan documentation for such other commitments or obligations permits the Lender to make the determination specified in this Section 3.4, and such Lender's determination of compensation owing under this Section 3.4 shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.4, will give prompt written notice thereof to Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Borrower's obligations to pay additional amounts pursuant to this Section 3.4 provided that Borrower shall not be required to compensate such Lender pursuant to this Section 3.4 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  Nothing in this Section 3.4 shall affect or postpone any of the obligations of Borrower or the right of any Lender provided for herein.

        3.5            Replacement of Affected Lenders.  (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans or fund Unpaid Drawings, (y) if any Lender is owed increased costs under Section 3.4 or Borrower is required to make any payments under Section 4.6 to any Lender materially in excess of those to the other Lenders or (z) as provided in Section 11.1(b) in the case of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, Borrower shall have the right, if no Event of Default or Unmatured Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignee or Eligible Assignees, none of whom shall be a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") acceptable to Agent, provided that (i) at the time of any replacement pursuant to this Section 3.5, the Replacement Lender shall enter into one or more assignment agreements, in the form of Exhibit 11.8 hereto, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and (ii) all obligations of Borrower owing to the Replaced Lender (including, without limitation, any such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.  Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

        4.1            Voluntary Reduction of Commitments.  Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to Agent at the Notice Office (which notice Agent shall promptly transmit to each Lender), Borrower shall have the right, from time to time and without premium or penalty, to terminate the unutilized portion of the Commitment in part or in whole; provided that (x) any such voluntary termination of the Commitments shall apply to proportionately and permanently reduce the Commitment of each Lender, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $500,000 and integral multiples of $500,000 in excess of that amount and (z) no such voluntary termination of the Commitments shall be permitted if the effect thereof would be to reduce the total of the Commitments below the aggregate principal amount of outstanding Loans plus the aggregate LC Obligations.

        4.2            Voluntary Prepayments.

(a)             Borrower shall have the right to prepay any or all of the Loans in whole or in part from time to time on the following terms and conditions: (i) Borrower shall give Agent irrevocable written notice at its Notice Office (or telephonic notice promptly confirmed in writing) of its intent to prepay, the amount of such prepayment, which notice shall be given by Borrower to Agent by 12:00 noon (New York City time) at least one (1) Business Day prior to the date of such prepayment and which notice shall promptly be transmitted by Agent to each of the applicable Lenders; and (ii) each partial prepayment shall be in an aggregate principal amount of at least $100,000; provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Loans then outstanding.  The notice provisions, the provisions with respect to the minimum amount of any prepayment, and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.2 are for the benefit of Agent and may be waived unilaterally by Agent.

(b)            In the event of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 11.1(b), Borrower shall have the right, upon five (5) Business Days' prior written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to repay all Loans, together with accrued and unpaid interest, fees  and all other amounts due and owing to such Lender in accordance with said Section 11.1(b), so long as (A) in the case of the repayment of Loans of any Lender pursuant to this clause (b), the Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.1 and (B) in the case of the repayment of Loans of any Lender, the consents required by Section 11.1(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

        4.3            Mandatory Prepayments.

(a)             Cash Sweeps.  If at any time the Available Cash Surplus exceeds $2,000,000 for any period of three (3) consecutive Business Days, Borrower shall prepay the outstanding principal amount of the Loans and any Unpaid Drawings at the close of such third Business Day in the amount of such excess.

(b)            Prepayment Upon Overadvance.  Borrower shall prepay the outstanding principal amount of the Loans and cash collateralize the LC Obligations on any date on which (i) the aggregate outstanding principal amount of such Loans together with the aggregate LC Obligations (after giving effect to any other repayments or prepayments on such day) exceeds the lesser of (x) the Total Commitment then in effect, (y) the Borrowing Base and (z) prior to the Final Financing Order Date, the maximum amount of Loans and LC Obligations permitted by the Interim Financing Order in the amount of such excess.  If, after giving effect to the prepayment of all outstanding Loans, the aggregate LC Obligations exceeds the lesser of (x) the Total Commitment then in effect, (y) the Borrowing Base and (z) prior to the Final Financing Order Date, the maximum amount of Loans and LC Obligations permitted by the Interim Financing Order, Borrower shall deposit cash with the Agent in an amount equal to the difference between such LC Obligations and the lesser of (x) the Total Commitment then in effect, (y) the Borrowing Base and (z) prior to the Final Financing Order Date, the maximum amount of Loans and LC Obligations permitted by the Interim Financing Order.  Agent shall establish in its name for the benefit of Agent and the Lenders a cash collateral account (the "Collateral Account") into which it shall deposit such cash to hold as collateral security for the Obligations.

(c)             Payment at Facility Termination Date.  Borrower hereby unconditionally promises to pay to each Lender on the Facility Termination Date, the unpaid principal amount of each Loan made by such Lender.  Borrower hereby further agrees to pay interest in immediately available funds at the office of Agent on the unpaid principal amount of such Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

(d)            Mandatory Prepayment Upon Asset Disposition.  On the first Business Day after the date of receipt thereof by Borrower and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than the Vision-Ease Sale), an amount equal to 100% of the Net Sale Proceeds from such Asset Disposition  (after providing, in the case of any sale of Buckbee-Mears division, for the payment or reserve for payment of any unpaid KERP Obligations associated with such Credit Party) shall be applied as a mandatory repayment of principal of the Loans and to cash collateralize the LC Obligations as provided in Section 4.4.  The Total Commitment shall be permanently reduced at the time of and by the amount of such repayment, provided that if within five (5) Business Days of such reduction the Borrower delivers to the Agent a revised cash flow forecast pursuant to Section 7.2(e)(i) demonstrating to the satisfaction of the Required Lenders in their sole discretion the need to reinstate all or any portion of the Total Commitment, the Total Commitment shall be reinstated to that extent.

(e)             Mandatory Prepayment Upon Vision-Ease Sale.  On the date of receipt thereof, the Net Sale Proceeds of the Vision-Ease Sale shall be applied in accordance with Section 4.4.

(f)              Mandatory Prepayment Upon Incurrence of Indebtedness.  On the date of receipt by Borrower and/or any of their Subsidiaries of Net Offering Proceeds from the incurrence of Indebtedness, an amount equal to 100% of such Net Offering Proceeds shall be applied as a mandatory prepayment of Loans and to cash collateralize the LC Obligations in the manner set forth in Section 4.4.

(g)             Mandatory Prepayment Upon Recovery Event.  Within one (1) day following each date on which Borrower or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment of principal of the Loans and to cash collateralize the LC Obligations as provided in Section 4.4. The Total Commitment shall be permanently reduced at the time of and by the amount of such repayment, provided that if within five (5) Business Days of such reduction the Borrower delivers to the Agent a revised cash flow forecast for the remaining portion of the current Cash Budget Period demonstrating to the satisfaction of the Required Lenders in their sole discretion the need to reinstate all or any portion of the Total Commitment, the Total Commitment shall be reinstated to that extent.

        4.4            Application of Prepayments.  Except as expressly provided in this Agreement, all prepayments of principal made by Borrower pursuant to Section 4.3 shall be applied first to the payment of the then outstanding balance of the Loans and Unpaid Drawings, and after all Loans and Unpaid Drawings have been paid in full, for deposit in the Collateral Account until the aggregate amount in the Collateral Account equals 105% of the Stated Amount of all Letters of Credit then outstanding. All prepayments shall include payment of accrued interest on the principal amount so prepaid, and shall be applied to the payment of interest before application to principal.  Notwithstanding the foregoing, Net Sale Proceeds arising from the Vision-Ease Sale shall be applied for the payment of, or if not then due deposited in a reserve for payment of, first, any unpaid portion of the Financial Advisory Fee, second obligations under the KERP in connection with Vision-Ease, third the maximum unused amount of the Professional Carve-Out Reserve, fourth, the then outstanding balance of the Loans and Unpaid Drawings, and after all Loans and Unpaid Drawings have been paid in full, for deposit in the Collateral Account until the aggregate amount in the Collateral Account equals 105% of the Stated Amount of all Letters of Credit then outstanding, fifth, wind-down costs of the Chapter 11 Cases not in excess of the amounts provided by the Financing Orders, and sixth, to first cash collateralize 105% of the Stated Amount of Letters of Credit under and as defined in the Pre-Petition Credit Agreement, and then to the payment of all other Obligations outstanding under and as defined in the Pre-Petition Credit Agreement.  The aggregate amount of the Financial Advisory Fee and KERP Obligations shall be reduced by the amounts paid in this Section 4.4 in connection therewith, and any unused portion of any reserves established pursuant to this Section 4.4 shall be paid to the Agent for application pursuant to clause fourth and then clause sixth.  All amounts deposited in a reserve in accordance with this Section 4.4 shall be effected in a manner and pursuant to documentation in form and substance satisfactory to the Agent such that the Agent shall have a continuing first perfected security interest and lien in the Net Sale Proceeds (subject to Senior Permitted Liens and the Carve-Out Reserve) until the same have been applied and reapplied as required by this Section 4.4.

        4.5            Method and Place of Payment.

(a)             Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America and in each case to the account specified therefor for Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by Borrower to Agent to make a payment from the funds in Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Agent will thereafter cause to be distributed on the same day (if payment was actually received by Agent prior to 12:00 Noon (New York City time) on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement.  If and to the extent that any such distribution shall not be so made by Agent in full on the same day (if payment was actually received by Agent prior to 12:00 Noon (New York City time) on such day), Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Agent interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to Agent until the date Agent pays such amount to such Lender.

(b)            Any payments under this Agreement which are made by Borrower later than 12:00 Noon (New York City time) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        4.6            Net Payments.

(a)             All payments made by Borrower hereunder or under any Loan Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.6(d), all payments hereunder and under any of the Loan Documents (including, without limitation, payments on account of principal and interest and fees) shall be made by Borrower free and clear of and without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other charge of whatever nature now or hereafter imposed by any Governmental Authority, but excluding therefrom (i) a tax imposed on or measured by the net income, net profits, net receipts or capital (including a branch profits tax or a franchise tax based on net income, net profits, net receipts or capital) of the Lender by the jurisdiction (or political subdivision or taxing authority thereof) in which the Lender is incorporated or organized, or in which it is a citizen, resident or domiciliary or the jurisdiction (or political subdivision or taxing authority thereof) in which any lending office that participated in the making of a loan hereunder is located, (ii) in the case of any Lender organized under the laws of any jurisdiction other than the United States or any state thereof (including the District of Columbia), any taxes imposed by the United States by means of withholding at the source unless, and to the extent that, such withholding results from a change in applicable law, treaty or regulations or the interpretation or administration thereof (including, without limitation, any guideline or policy not having the force of law) by any authority charged with the administration thereof subsequent to the date such Lender becomes a Lender with respect to the Loan or portion thereof affected by such change and (iii) any tax imposed on or measured by the net income, net profits, net receipts or capital (including a branch profits tax, or a franchise tax based on net income, net profits, net receipts or capital) of a Lender or an office or branch thereof by the United States of America or any political subdivision or taxing authority thereof or therein (such tax or taxes, other than a tax or taxes excluded under (i), (ii), or (iii), being herein referred to as "Tax" or "Taxes" and tax or taxes excluded under (i), (ii) or (iii) shall be referred to as "Excluded Taxes").  If Borrower is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Loan Documents, then the amount payable will be increased to such amount which, after deduction from such increased amount of all such Taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required.  A certificate as to any additional amounts payable to a Lender under this Section 4.6 submitted to Borrower by such Lender shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(b)            If Borrower makes any payment hereunder or under any of the Loan Documents in respect of which it is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to all affected Lenders within 30 days after it has made such payment to the applicable authority any receipt issued by such authority to the Borrower evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

(c)             Without prejudice to the other provisions of Section 4.6, if any Lender, or Agent on its behalf, is required by law to make any payment on account of Taxes on or in relation to any amount received or receivable hereunder or under any of the Loan Documents by such Lender, or Agent on its behalf, or any liability for Tax in respect of any such payment is imposed, levied or assessed against any Lender or Agent on its behalf, Borrower will promptly, following receipt of the certificate described in the immediately following sentence, indemnify such person against such Tax payment or liability, together with any interest, penalties and expenses (including reasonable counsel fees and expenses) payable or incurred in connection therewith, including any tax of any Lender arising by virtue of payments under this Section 4.6(c), computed in a manner consistent with this Section 4.6(c).  A certificate prepared in good faith as to the amount of such payment (showing in reasonable detail the amount payable and the calculations used to determine such amount) by such Lender, or Agent on its behalf, absent manifest error, shall be final, conclusive and binding upon all parties hereto for all purposes.

(d)            Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Borrower and Agent on or prior to the Effective Date, or in the case of a Lender that is an Assignee of an interest under this Agreement pursuant to Section 3.5 or 11.8 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment), on the date of such assignment to such Lender, (i) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or successor or other applicable forms prescribed by the IRS) certifying to such Lender's entitlement to a complete exemption from or reduced rate of United States withholding tax on interest payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver the applicable form pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit 4.6(d) (any such certificate, a "Section 4.6(d)(ii) Certificate") and (y) two accurate and complete original signed copies of IRS Form W-8BEN (or successor form), certifying to such Lender's entitlement to a complete exemption from United States withholding tax on payments of interest to be made under this Agreement and under any Note; provided, however, that no Lender shall be required to deliver an IRS Form W-8BEN, W-8ECI, W-8IMY, or Section4.6(d)(ii) Certificate under this Section 4.6(d) to the extent that the delivery of such form is not authorized by law; provided further, however, that in the event that a Lender provides the Borrower or the Agent with an IRS Form W-8IMY (or substitute form) indicating that it is a "flow through" entity, as defined in Treasury Regulations promulgated under Section 1441 of the Code, or otherwise, not a beneficial owner of interest payments under this Agreement and under any Note, such Lender agrees, on or prior to the Effective Date, or the date of assignment to such Lender, as applicable, to take any actions necessary, and to deliver to Borrower and Agent all forms necessary, to establish such Lender's entitlement to a complete exemption from, or a reduction in, United States withholding tax on payments of interest to be made under this Agreement and under any Note, including causing its partners, members, beneficiaries, beneficial owners, and their beneficial owners, if any, to take any actions and deliver any forms necessary to establish such exemption.  Notwithstanding the foregoing, (i) a fiscally transparent entity may provide an IRS Form W-8BEN to claim a treaty exemption or rate reduction to the extent that such entity is receiving interest and is not treated as fiscally transparent by its own jurisdiction,  provided the satisfaction of such conditions entitles the Lender to an exemption or reduction from withholding at the time such Lender becomes a party to this Agreement and (ii) a withholding foreign partnership, withholding foreign trust, and qualified intermediary shall only provide such information as is required by Treasury Regulations promulgated under Code Section 1441.  For purposes of this Agreement, the term "Forms" shall include any attachments for to IRS Forms W-8 IMY required to be filed by the Lender.  In addition, each Lender agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to Borrower and Agent two new accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY and a Section 4.6(d)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender (or its partners, members, beneficiaries, or beneficial owners) to a continued exemption from or reduction in United States withholding Tax on interest payments under this Agreement and any Note, or it shall immediately notify Borrower and Agent of its inability to deliver any such form or certificate; provided, however, that no Lender shall be required to deliver an IRS Form W8-BEN, W-8ECI, or W-8IMY under this Section 4.6(d) to the extent that the delivery of such form is not authorized by law; provided, further, however, that any Lender which does not deliver the applicable form pursuant to Section 4.6(d) shall be entitled to additional payment pursuant to Section 4.6(a) or indemnification under Section 4.6(c) only if and to the extent (i) such failure results solely from a change in law or (ii) the Tax to which such additional payment or indemnification relates would have been imposed regardless of whether such Lender provided such forms.   Notwithstanding anything to the contrary contained in Section 4.6, any Lender that has not provided to Borrower the IRS Forms required to be provided to Borrower pursuant to this Section 4.6(d) shall not be entitled to any payment of additional amounts pursuant to Section 4.6(a) or indemnification under Section 4.6(c) with respect to any deduction or withholding which would not have been required if such Lender had provided such forms.

(e)             Each Lender that is incorporated or organized under the laws of the United States of America or a state thereof shall provide two properly completed and duly executed copies of IRS Form W-9, or any successor or other applicable form.  Each Lender shall deliver to Borrower and Agent (provided that such Lender remains lawfully able to do so), two further duly executed forms and statements, properly completed in all material respects, at or before the time any such form or statement expires or becomes obsolete, or otherwise as reasonably requested by Borrower.  Each Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form or certification adopted by U.S. taxing authorities for such purpose).

(f)              Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of any condition that would cause Borrower to make a payment in respect of any Taxes to such Lender pursuant to Section 4.6(a) or a payment in indemnification for any Taxes pursuant to Section 4.6(c), it will use reasonable efforts to make, fund or maintain the Loan (or portion thereof) of such Lender with respect to which the aforementioned payment is or would be made through another lending office of such Lender or take any other action reasonably requested by Borrower if as a result thereof the additional amounts which would otherwise be required to be paid by such Borrower in respect of such Loans (or portions thereof) or participation in Letters of Creditpursuant to Section 4.6(a) or Section 4.6(c) would be materially reduced, and if, as determined by such Lender, in its reasonable discretion, the making, funding or maintaining of such Loans or participation in Letters of Credit (or portions thereof) through such other lending office or taking of such other action would not otherwise materially adversely affect such Loans or such Lender.  Borrower agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender or taking of such other action pursuant to this Section 4.6(f).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        To induce Agent and each Lender to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, Borrower hereby represents and warrants to Agent and each Lender, and hereby agrees, as follows:

        5.1            Corporate Existence; Compliance with Law.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) subject to the provisions of the Bankruptcy Code and entry of the Interim Financing Order (or the Final Financing Order, when applicable) by the Bankruptcy Court, has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing as a foreign corporation, and is duly authorized to do business, in each jurisdiction where its ownership or leasing of property or the character of its operations makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that all failures to comply therewith would not reasonably be expected to have a Material Adverse Effect.

        5.2            Corporate Power; Authorization; No Violation.  Upon the entry by the Bankruptcy Court of the Interim Financing order (or the Final Financing Order, when applicable) the execution, delivery and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party (i) are within such Credit Party's corporate power, (ii) have been duly authorized by all necessary corporate, shareholder and other action on the part of each Person whose authorization is required, (iii) do not violate any Requirement of Law or any material Contractual Obligation applicable to such Credit Party, except to the extent a conflict, breach or default results from the rejection of such Contractual Obligation approved pursuant to an applicable order of the Bankruptcy Court, or entered into or confirmed Post-Petition, (iv) will not result in or require the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Person (other than any permitted by the Loan Documents) and (v) will not require any authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (other than those which have been obtained and are in force and effect).

        5.3            Binding Effect.  This Agreement has been, and the other Loan Documents to which any Credit Party is a party will be when executed and delivered, duly executed and delivered on behalf of Borrower and the other Loan Parties thereto.  Upon the entry by the Bankruptcy Court of the Interim Financing order (or the Final Financing Order, when applicable) this Agreement constitutes, and the other Loan Documents to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Loan Parties that are party thereto, enforceable against such Loan Parties in accordance with their respective terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).  The security interests under the Security Agreements created in favor of Agent for the benefit of the Lenders constitute first perfected security interests in the Pledged Subsidiary Interests, subject to no prior security interests of any other Person other than Permitted Senior Liens and the Carve-Out Reserve.  No filings or recordings are required in order to perfect the security interests created in the Pledged Subsidiary Interests under the Security Agreements.

        5.4            Use of Proceeds; Margin Regulations.

(a)             Loan Proceeds.  All proceeds of Loans and Letters of Credit shall be used by Borrower for payment of such transaction costs and expenses related to the Chapter 11 Cases as permitted hereunder, for permitted capital expenditures hereunder, for the ongoing working capital needs and for general corporate purposes of Borrower and its Subsidiaries as and to the extent permitted hereunder, including, without limitation, replacement of letters of credit outstanding under the Pre-Petition Credit Agreement, payment of professional fees and costs pursuant to Section 331 of the Bankruptcy Code plus amounts payable pursuant to 28 U.S.C. Section 1930(a)(6), and for any other use permitted by the Agent.

(b)            Restrictions on Use of Proceeds.  Notwithstanding anything herein to the contrary, no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly:

(i)              (A) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase interests in Borrower or any other Credit Party or who otherwise has proposed or may propose to invest in Borrower or any other Credit Party (including so-called "topping fees," "exit fees,"  and similar amounts), other than due diligence and commitment fees not to exceed $100,000 in the aggregate for all such Persons; (B) to make any distribution under a Reorganization Plan in any Chapter 11 Case; (C) except as otherwise expressly provided in the Interim Financing Order or the Final Financing Order, to finance in any way any adversary action, suit, arbitration, proceeds, application, motion or other litigation of any type relating to or in connection with the Pre-Petition Credit Agreement or any of the loan documents or instruments entered into in connection therewith, including, without limitation, any challenges to the obligations under the Pre-Petition Credit Agreement or the validity, perfection, priority or enforceability of any Lien securing such claims or any payment thereunder; (D) except as otherwise expressly provided in the Interim Financing Order or the Final Financing Order, to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of Agent and the Lenders or their rights and remedies under this Agreement, the Loan Documents, the Interim Financing Order or the Final Financing Order; (E) to make any payment of any claim, action or proceeding, before any court, arbitrator or other government body without the prior written consent of Agent in excess of $100,000 in the aggregate; (F) to pay any liabilities arising on termination of any Plan, or (G) to reduce, terminate, or otherwise be applied to any Pre-Petition Indebtedness of Borrower or any other Credit Party (except for: (1) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date; (2) Pre-Petition sales, use and Real Property taxes; (3) Pre-Petition amounts due in respect of insurance financings; (4) critical vendor payments approved in accordance with orders of the Bankruptcy Court in amounts and on terms reasonably satisfactory to Agent; and (5) cure amounts under leases and executory contracts assumed with approval of the Bankruptcy Court);

(ii)            to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Board; or

(iii)          to pay obligations not then due and payable.

        5.5            Subsidiaries.  Schedule 5.5 annexed hereto and made a part hereof is a complete and correct list of all Subsidiaries of Borrower as of the Effective Date.  All of such Subsidiaries are Wholly-Owned Subsidiaries of Borrower except as otherwise indicated on such Schedule 5.5.  There does not exist any encumbrance or restriction on the ability of (i) any Subsidiary of Borrower to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary of Borrower, or to pay any Indebtedness owed to Borrower or a Subsidiary of Borrower, (ii) any Subsidiary of Borrower to make loans or advances to Borrower or any of Borrower's Subsidiaries or (iii) Borrower or any of its Subsidiaries to transfer any of its properties or assets to Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (x) applicable law, including the effect of the Chapter 11 Cases, (y) this Agreement or the other Loan Documents or (z) customary provisions restricting subletting or assignment of any lease or other contract governing a leasehold interest or other contract rights of Borrower or a Subsidiary of Borrower.

        5.6            Indebtedness.  Schedule 5.6 annexed hereto and made a part hereof is a complete and correct list of all Indebtedness of Borrower and its Subsidiaries which, in any individual instance exceeds $250,000 in principal amount and which is outstanding as of the Effective Date (other than unsecured Intercompany Indebtedness, trade payables and accrued liabilities, and Pre-Petition Secured Debt).

        5.7            Financial Statements; Financial Condition; Undisclosed Liabilities; Projections, etc.  The balance sheet of Borrower at December 31, 2003, and the related statements of operations, cash flows and shareholders' equity of Borrower for the Fiscal Year or other period ended on such dates, as the case may be, copies of which have been furnished to the Lenders prior to the date hereof, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries at such dates and for the periods then ended.  Since December 31, 2003, there has been no Material Adverse Effect.

        5.8            No Material Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or any of its or their respective properties or assets before any arbitrator or Governmental Authority (a) with respect to this Agreement or any other Loan Document or any of the actions contemplated hereby or thereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

        5.9            Performance of Agreements.  Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of Borrower or any of its Subsidiaries and no event or condition has occurred or become known or exists which with notice or the lapse of time or both would constitute such a default except where such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

        5.10         Taxes.  Borrower and each of its Subsidiaries has filed or caused to be filed all material tax returns and reports which are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its properties or assets and all other taxes, fees and other charges imposed on its or any of their respective properties by any Governmental Authority other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently pursued and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower and/or its Subsidiaries, as applicable) and no material tax Lien has been filed or received.  There is no proposed tax assessment against Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

        5.11         Governmental Regulation.  (i) Neither Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by a company required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and (ii) neither Borrower nor any of its Subsidiaries is engaged directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purposes of purchasing or carrying any margin stock, within the meaning of Regulation T, U or X of the Board.

        5.12         Ownership of Property; Liens.  Each of Borrower and its Subsidiaries has good and indefeasible title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except Permitted Liens.  Set forth on Schedule 5.12  is a list of all security interests and liens granted or assumed by each of the Credit Parties and outstanding as of the Petition Date, including, without limitation, Capital Leases, in each case securing obligations exceeding $250,000.

        5.13         Intellectual Property.  Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how, patents and processes necessary for the conduct of its business as currently conducted, except for those the failure to own or be licensed to use, which would not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property").  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To Borrower's or any of its Subsidiaries' knowledge, the use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, in each case except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, this Section 5.13 is qualified in its entirety by the Complaint for Patent Infringement and Breach of Confidential Non-Disclosure Agreement, filed by Vision-Ease Lens, Inc. against Essilor International SA and Essilor of America, Inc. in the United States District Court for the District of Minnesota, a copy of which has been furnished to the Agent.

        5.14         Disclosure.  This Agreement and any other document, certificate or statement furnished to Agent or any Lender by or on behalf of Borrower or any of its Subsidiaries, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained herein and therein not misleading when made.  There is no fact known to Borrower or any of its Subsidiaries which now has or in the future would reasonably be expected to have (so far as Borrower or any of its Subsidiaries can now reasonably foresee) a Material Adverse Effect which has not been disclosed in this Agreement, or in the other documents and certificates furnished to Agent and each Lender specifically for use in connection with the transactions contemplated hereby.

        5.15         ERISA.  Borrower and each of its ERISA Affiliates are in compliance in all material respects with applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Plans and, to the best of Borrower's knowledge, all Multiemployer Plans, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.  The sum of the "amounts of unfunded benefit commitments" (as defined in Section 4001(a)(18) of ERISA) under all Plans (excluding each Plan with an amount of unfunded benefit commitments of zero or less) is not more than $7,500,000.   Neither the Borrower nor any ERISA Affiliate has at any time during the previous six (6) years been required to contribute to any Multiemployer Plan.

        5.16         Labor Relations.  Except to the extent that such practices, circumstances, events or questions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice and (b) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

        5.17         Insurance.  Except as otherwise permitted by Section 7.8, the properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by Persons engaged in the same or similar businesses.

        5.18         Public Utility Holding Company Act.  Neither Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.19         Security Agreement Collateral.  Upon entry of each Financing Order, the provisions of each Security Agreement are effective to create in favor of Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the relevant Credit Party in the Collateral, subject to no other prior Liens other than Permitted Senior Liens and the Carve-Out Reserve.  Each Credit Party has good and marketable title to, or rights in, all Collateral, free and clear of all Liens except Permitted Liens and the Carve-Out Reserve.

        5.20         Deposit Accounts.  Schedule 5.20 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Effective Date and such Schedule correctly identifies the name, city and state of each depository, the name in which the account is held and the complete account number.

        5.21         Reorganization Matters.

(a)             The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law.  Both the Interim Financing Order and the Final Financing Order shall provide that good, sufficient and proper notice of the motion seeking approval of the Financing Order and this Agreement, the hearing to consider approval of the Interim Financing Order, and the hearing to consider approval of the Final Financing Order, has been given by Borrower.  Borrower shall give, on a timely basis as specified in the Financing Orders, all notices required to be given to all parties specified in the Financing Orders.

(b)            After the entry of the Interim Financing Order, and pursuant to and to the extent permitted in the Interim Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against Borrower and each of the other Credit Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 504(a), 506(c), 507(a), 546(c), 726, 1114 or any other provision of the Bankruptcy Code, as provided under the Section 364(c)(1) of the Bankruptcy Code, subject as to priority only to the Carve-Out Reserve.

(c)             After the entry of the Interim Financing Order and pursuant to, and to the extent provided in, the Interim Financing Order and the Final Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all the Collateral, subject to no prior Liens other than Permitted Senior Liens and the Carve-Out Reserve.

(d)            The Interim Financing Order (with respect to the period prior to the Final Financing Order Date) or the Final Financing Order (with respect to the period on and after Final Financing Order Date), as the case may be, is in full force and effect and has not been reversed, stayed, vacated, modified or amended.

(e)             Notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court, subject to Required Notice pursuant to Section 9.1.

ARTICLE VI

CONDITIONS OF CREDIT

        6.1            Conditions Precedent to Effectiveness.  The parties acknowledge and agree that this Agreement shall become effective upon the satisfaction or waiver of each of the following conditions:

(a)             Loan Documents.  Agent shall have received each of:

(i)              this Agreement, executed and delivered by a duly authorized officer of Borrower, the Agent and the Lenders;

(ii)            for the account of each Lender requesting the same, Notes conforming to the requirements hereof and executed by a duly authorized officer of Borrower;

(iii)          a Security Agreement executed and delivered by a duly authorized officer of Borrower and each Subsidiary Guarantor substantially in the form of Exhibit 6.1(a)(iii) hereto (as amended, restated, supplemented or otherwise modified from time to time, in the case of the Borrower the "Borrower Security Agreement" and in the case of the Subsidiary Guarantors the "Subsidiary Guarantor Security Agreement" collectively with the Borrower Security Agreement, the "Security Agreements") together with:

(A)           proper financing statements (Form UCC-1 or such other financial statements or similar notices as shall be required by local law) duly prepared for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created by the Security Agreements;

(B)           evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreements and all other actions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests intended to be created by the Security Agreements;

(C)           evidence that all other actions necessary, or in the reasonable opinion of Agent, desirable to perfect the security interests purported to be granted by the Security Agreements have been taken; and

(iv)          the certificates evidencing the Pledged Subsidiary Interests referred to in the Security Agreements then owned, if any, by such Credit Party, together with executed and undated stock powers, in the case of capital stock constituting Pledged Subsidiary Interests, or other transfer assignment instruments in form and substance satisfactory to Agent, in the case of membership interests constituting Pledged Subsidiary Interests.

(b)            Corporate Proceedings.  Agent shall have received (i) a copy of the resolutions, in form and substance satisfactory to Agent, of the board of directors of Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party and (y) the borrowings and other extensions of credit contemplated hereunder, certified by the Secretary or an Assistant Secretary of Borrower as of the Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, revoked, or rescinded and shall be in form and substance satisfactory to Agent, (ii) a copy of the resolutions, in form and substance satisfactory to Agent, of the board of directors of each Subsidiary Guarantor authorizing (x) the execution, delivery and performance of each Loan Document to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary Guarantor as of the Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, revoked, or rescinded and shall be in form and substance satisfactory to Agent and (iii) copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates, and bring down telegrams, if any, which Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(c)             Corporate Documents.  Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation, operating agreement and by-laws of Borrower and each Subsidiary, certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Person or a certificate of the Secretary or an Assistance Secretary of such Person certifying that there has been no change to such Certificate of Incorporation, operating agreement and By-laws since the Effective Date.

(d)            Incumbency Certificate.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated the Effective Date, as to the incumbency and signature of the officers of such Person executing the Loan Documents to which it is a party and any certificate or other documents to be delivered by it pursuant thereto.

(e)             Fees.  Agent shall have received, for their own accounts and/or the accounts of Lenders, all accrued fees and expenses due and owing hereunder or in connection herewith to Lenders and Agent.

(f)              Legal Opinions.  Agent shall have received, with a counterpart for each Lender, the executed legal opinion of counsel to the Credit Parties, substantially in the form of Exhibit 6.1(f)(i).  Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as Agent may reasonably require and such counsel delivering the foregoing legal opinion is expressly instructed to deliver its opinion for the benefit of each of Agent and the Lenders.

(g)             Approvals.  All necessary governmental (domestic and foreign) and third party approvals in connection with the filing of the Chapter 11 Cases and related matters and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the transactions contemplated by the Loan Documents and otherwise referred to herein or therein.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon all or any part of the transactions contemplated by the Documents or the making of the Loans or the issuance of the Letters of Credit.

(h)             Litigation.  No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of Borrower, threatened with respect to any of the Loan Documents or any documentation executed in connection herewith or the transactions contemplated hereby, or the obligations being refinanced in connection with the consummation thereof or which Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect.

(i)              Officer's Certificate.  Agent shall have received a certificate executed by a Responsible Officer on behalf of Borrower, dated the Effective Date and in the form of Exhibit 6.1(i) hereto, stating that to the best of his knowledge the representations and warranties set forth in Article V hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the conditions of Section 6.1 hereof have been fully satisfied (except that no opinion need be expressed as to the Agent's or Required Lenders' satisfaction with any document, instrument or other matter).

(j)              Adverse Change.  On or prior to the Effective Date, nothing shall have occurred (and none of the Agent nor any Lender shall have become aware of any facts or conditions not previously known) which Agent or the Required Lenders shall determine has or reasonably could be expected to have, or could have a Material Adverse Effect.

(k)             Cash Management Documents.  Agent shall have received the Cash Budget, satisfactory to Agent, and the Weekly Cash Management Report required pursuant to Section 7.2(e)(ii).

(l)              First Day Matters.  All motions filed and orders entered in connection with the first day hearing to be held in each of the Chapter 11 Cases will be reasonably satisfactory in form and substance to Agent and its counsel.

(m)           KPMG Report.  Agent shall have received a report satisfactory to it from KPMG LLC regarding the Collateral and otherwise shall have completed its due diligence in a manner satisfactory to it with respect to the Borrower, the Subsidiary Guarantors and the Chapter 11 Cases.

(n)             Vision-Ease APA:  Agent shall have received a true and correct copy of the Vision-Ease APA, certified by a Responsible Officer as constituting a full and complete copy thereof, including all amendments and supplements thereto, as of the Effective Date.

        6.2            Certain Conditions Precedent to Each Loan or Letter of Credit.  The agreement of each Lender to make a Loan (including, without limitation, its initial Loans hereunder) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a)             Representations and Warranties.  All representations and warranties of Borrower and each other Credit Party contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan or Letter of Credit;

(b)            No Events of Default.  There shall exist no Event of Default or Unmatured Event of Default;

(c)             Available Commitment.  After giving effect to the Loans and Letters of Credit requested to be made, no Lender will have an Available Commitment which is less than zero;

(d)            Other Matters.  Agent shall have received such other documents as required by this Agreement in connection with such Loan, all in form and substance as required by this Agreement including, with respect to Loans, a Notice of Borrowing in accordance with the provisions of Section 2.4 hereof; and with respect to the issuance of a Letter of Credit, Agent and the respective facing Agent shall have received a Letter of Credit Request meeting the requirements of Section 2.7(b); and

(e)             Bankruptcy Matters.

(i)              As to the funding of any Borrowing or the incurrence of any LC Obligation occurring prior to the Final Financing Order Date, (x) the Interim Financing Order shall have been entered by the Bankruptcy Court upon a motion of Borrower satisfactory in form and substance to Agent and its counsel, and on such prior notice as is reflected in the Interim Financing Order as being good, sufficient and adequate, (y) the Interim Financing Order shall be in full force and effect and (z) the Interim Financing Order shall not have been reversed, stayed, vacated, modified or amended.

(ii)            As to the funding of any Borrowing or the incurrence of any LC Obligation after the date which is more than 30 days following the Petition Date, (i) the Final Financing Order shall have been entered by the Bankruptcy Court upon a motion of Borrower satisfactory in form and substance to Agent and on such prior notice as is reflected in the Final Financing Order as being good, sufficient and adequate, (ii) the Final Financing Order shall be in full force and effect, and (iii) the Final Financing Order shall not have been vacated, reversed, stayed, vacated, modified or amended without the prior written consent of Agent and Required Lenders.

(iii)          all other orders entered by the Bankruptcy Court on or prior to the entry of the Final Financing Order shall be satisfactory in form and substance to Agent and its counsel, including, without limitation, the provision by and through such orders of adequate protection for the holders of the Pre-Petition Secured Debt.

(f)              Cash Management Matters.

(i)              Agent shall have received a Weekly Cash Management Report meeting the requirements of Section 7.2(e)(ii).

(ii)            After giving effect to the Credit Event requested, neither the available Borrowing Base nor the Total Available Commitments shall be less than $0.

(iii)          The Credit Event, if a Borrowing, will not cause Available Cash Surplus to exceed $2,000,000 during each of the next three (3) Business Days.

(g)             Other Information.  Agent shall have received such other instruments, documents and opinions as it may reasonably request in connection with such Credit Event to evidence compliance with the terms and provisions of the Loan Documents, including, without limitation, an updated Borrowing Base Certificate in form and substance satisfactory to Agent.

(h)             Facility Termination Date Borrowing.  Notwithstanding clause (b) above, but otherwise subject to the other terms and conditions of this Agreement, if the Agent has given Required Notice pursuant to Section 9.1 the Borrower shall be permitted to effect a Borrowing within five (5) Business Days after the giving of such notice solely in the amount and for the purpose of payment of Payroll Obligations at the time accrued and unpaid.  Any such Borrowing shall not constitute a waiver by the Agent and Lenders of any Event of Default or Unmatured Event of Default then existing, and their rights and remedies shall otherwise be fully preserved in connection therewith.

Each request for a Borrowing and the acceptance by Borrower of the proceeds thereof shall constitute a representation and warranty by Borrower, as of the date of the Loans comprising such Borrowing, that the conditions specified in Section 6.2(a) through (g) have been satisfied.

ARTICLE VII

AFFIRMATIVE COVENANTS

        Borrower hereby agrees that, so long as any Commitment remains in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or any Agent hereunder, Borrower shall:

        7.1            Financial Statements.  Furnish to each Lender:

(a)             as soon as available, but in any event not later than 45 days after the end of each of the quarterly periods of each fiscal year of Borrower, the unaudited consolidated and consolidating (by business unit) balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (by business unit) statements of income, retained earnings and of cash flows of Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (except with respect to balance sheet figures which shall be in comparative form for the previous audited period only);

(b)            as soon as available, but in any event within 30 days after the end of each fiscal month of Borrower other than the last such month of any fiscal quarter of Borrower, the consolidated and business segment statements of operations for such month in form reasonably satisfactory to Agent;

all such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or Financial Officer, as the case may be, and disclosed therein).

        7.2            Certificates; Other Information.  Furnish to each Lender (or, if specified below, to Agent):

(a)             Officer's Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of a Responsible Officer substantially in the form of Exhibit 7.2(a) stating that, to the best of such Responsible Officer's knowledge, (i) such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of Borrower and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and  (ii) that no Event of Default or Unmatured Event of Default has occurred, in each case except as specified in such certificates, which shall set forth detailed computations to the extent necessary to establish whether Borrower is in compliance with the covenants set forth in Section 8.1 of this Agreement;

(b)            Audit Reports and Statements.  Promptly following Borrower's receipt thereof, copies of all consolidated financial or other consolidated reports or statements, if any, submitted to Borrower or any of its Subsidiaries by independent public accountants relating to any annual or interim audit of the books of Borrower or any of its Subsidiaries;

(c)             Public Filings.  Within 20 days after the same become public, copies of all financial statements, filings, registrations and reports which Borrower may make to, or file with, the United States Securities and Exchange Commission or any successor or analogous U.S. Governmental Authority;

(d)            Borrowing Base Certificate.  (i) On the Initial Borrowing Date, a borrowing base certificate substantially in the form of Exhibit 7.2(d) (a "Borrowing Base Certificate") of Borrower as of the Business Day immediately preceding the Initial Borrowing Date, (ii) on the 30th day of each month, a Borrowing Base Certificate of Borrower as of the last day of the preceding month, and (iii) at such other times, a Borrowing Base Certificate for such period as Agent shall reasonably request, in each case certified by a Responsible Officer of Borrower and in form and detail satisfactory to Agent;

(e)             Cash Forecasts and Other Collateral Reports.  On or before:

(i)              the Effective Date, and thereafter by 12:00 Noon (New York City time) of Wednesday of each week after the Effective Date, furnish to Agent cash flow projections in form and substance reasonably acceptable to Agent showing (A) projected receipts and disbursements, on a weekly basis for each week of the current and following thirteen (13) weeks, and (B) such other information reasonably requested by Agent, which forecasts shall be based on Borrower's good faith estimates of business conditions, known material expenditures and receipts and typical intramonth cash movements;

(ii)            the Effective Date, and thereafter by 12:00 Noon (New York City time) of Wednesday of each week after the Effective Date, furnish to Agent a report, in form and substance reasonably satisfactory to Agent, setting forth a summary of Total Cash and Restricted Cash and a comparison of the previous week's cash flow to the most recently delivered thirteen (13) week cash flow forecast, as well as a weekly and monthly comparison to the then effective Cash Budget (the "Weekly Cash Management Report");

(iii)          upon the occurrence of any material change thereto, or as reasonably requested by Agent from time to time, furnish to Agent a report in a form reasonably acceptable to Agent detailing, as applicable (A) the location of any new chief executive office or new principal place of business, and (B) the location of any storage location for any Collateral;

(iv)          the Initial Borrowing Date and thereafter the last Business day of each calendar month, or at any time upon Agent's request, summary accounts payable and accounts receivable aging reports (including the names and, if reasonably requested from time to time by Agent, addresses of all account debtors, and with such accounts receivable and accounts payable divided into such time intervals as Agent may reasonably request) of Borrower and its Subsidiaries; and

(v)            3:00 P.M. New York City time, on each Business Day, a report in the form of Exhibit 7.2(e)(v) attached hereto to Agent of the Cash and Cash Equivalents balances held by Borrower and each of its Subsidiaries and the Total Available Commitment as of the close of business on the immediately preceding Business Day.

(f)              Chapter 11 Cases.  As soon as practicable, copies of all pleadings, motion, applications, judicial information, financial information and other documents and information filed by or on behalf of any Credit Party with the Bankruptcy Court or the United States Trustee in any of the Chapter 11 Cases, and of all reports, summaries or other details of Borrower's and the Credit Parties' financial condition or performance distributed by or on behalf of any Credit Party to any official committee appointed in any of the Chapter 11 Cases.

(g)             Other Requested Information  Such other information respecting the respective properties, business affairs, financial condition and/or operations of Borrower or any of its Subsidiaries as Agent or any Lender may from time to time reasonably request.

        7.3            Notices.  Promptly upon obtaining knowledge thereof, give notice to Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a)             Event of Default or Unmatured Event of Default.  The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Financial Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

(b)            Litigation and Related Matters.  The commencement of, or any material development in any action, suit, proceeding or investigation pending or threatened against or affecting Borrower or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, which, if determined adversely to Borrower or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

        7.4            Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its and each Subsidiary's corporate or limited liability company existence (except for any Subsidiary merged or otherwise consolidated with or into Borrower or another Subsidiary) and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Subsidiaries' businesses except as otherwise permitted pursuant to Sections 8.4 and 8.7, and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect or as may result from the filing of the Chapter 11 Cases.

        7.5            Payment of Obligations.  Pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

(i)              Post-Petition Indebtedness;

(ii)            all Post-Petition taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

(iii)          all lawful claims prior to the time they become a Lien (other than Permitted Liens and the Carve-Out Reserve) upon any of their respective properties or assets;

provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Indebtedness, tax, assessment, charge, levy or claim (A) while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto and title to any material properties or assets is not jeopardized in any material respect or (B) which are otherwise not required to be paid currently pursuant to the Bankruptcy Code.

        7.6            Inspection of Property, Books and Records.  Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with sound accounting principles consistently applied and will permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time, and from time to time at the reasonable request of such Lender made to Borrower and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their principal officers, directors and independent public accountants (and by this provision Borrower authorizes such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of Borrower and its Subsidiaries; provided, however, that prior to the occurrence and continuance of an Event of Default, all such discussions shall take place in the presence of a Financial Officer of Borrower).

        7.7            ERISA.  Upon the request of the Agent made from time to time, deliver, or cause each Subsidiary or ERISA Affiliate to deliver, to it a copy of the most recent actuarial report completed and annual report filed with respect to any Plan.  In addition, Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to,

(A)           furnish to Agent, promptly after delivery of the same to the PBGC by Borrower or any of its Subsidiaries, a copy of any delinquency notice pursuant to Section 412(n) (4) of the Code, and

(B)           comply in good faith with the requirements set forth in Section 4980B of the Code and with Sections 601(a) and 606 of ERISA, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

        7.8            Insurance.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, or such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained.

        7.9            Environmental Laws.

(a)             Comply with in all material respects, and cause its Subsidiaries to comply with in all material respects, and, in each case take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)            Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not  reasonably be expected to have a Material Adverse Effect; and

(c)             Defend, indemnify and hold harmless Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower, any of its Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, costs arising from any Remedial Actions, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this clause (c) shall survive repayment of the Notes and all other Obligations.

        7.10         Additional Security; Further Assurances.

 (i)              Agreement of Grant of Additional Security.  Enter into such security agreements, mortgages, pledge agreement, lock box agreement, control agreements and other collateral documents as may be requested from time to time by Agent in form and substance satisfactory to it, not inconsistent with the Liens approved by the Bankruptcy Court (collectively, the "Additional Security Documents").  All such Additional Security Documents shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons, other than Permitted Senior Liens and the Carve-Out Reserve.  Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens, in favor of Agent for the benefit of Agent and the Lenders, required to be granted pursuant to the Additional Security Documents and, all taxes, fees and other charges payable in connection therewith shall have been paid in full by Borrower.

 (ii)            Additional Undertakings.  Make, execute, endorse, acknowledge, file and/or deliver to Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, power of attorney, certificates, Real Property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as Agent may reasonably require.  Furthermore, Borrower will use its reasonable best efforts to cause to be delivered to Agent such title insurance and other related documents as may be reasonably requested by Agent to assure itself that this Section 7.10 has been complied with as permitted by the Final Financing Order.

 (iii)          Further Assurances; Power of Attorney.  Borrower agrees that each action required above by clause (a) through (c), inclusive, of this Section 7.10 shall be completed as soon as possible, but in no event later than 10 Business Days after such action is either requested to be taken by Agent or required to be taken by Borrower and its Subsidiaries pursuant to the terms of this Section 7.10.  If any Credit Party shall fail to execute, acknowledge or deliver any such document or instrument, Agent shall be and is hereby irrevocably appointed Agent and attorney-in-fact of each Credit Party (which power is coupled with an interest) to execute, acknowledge and deliver the same.

ARTICLE VIII

NEGATIVE COVENANTS

    Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligation is owing to any Lender or any Agent hereunder, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

        8.1            Cash Budget Compliance.  The Borrower shall not, without the prior express written consent of the Agent in its sole discretion in each instance, permit cash expenditures during any Cash Budget Period to exceed (i) for any line item in the Cash Budget for such period, 115% of the budgeted amount thereof, or (ii) 110% of the total cash expenditures set forth in the Cash Budget for such period.

        8.2            Indebtedness.  Incur, directly or indirectly, or suffer to exist any Post-Petition Indebtedness except:

(a)             Indebtedness incurred pursuant to this Agreement and the other Loan Documents; and

(b)            Unsecured intercompany Indebtedness incurred in the ordinary course of business.

        Notwithstanding the foregoing, no Indebtedness under Section 8.2(b) shall be permitted to have an administrative expense claim under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agent and the Lenders as set forth herein and in the Financing Order.

        8.3            Liens.  Create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any of its Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation, except for (i) Permitted Liens, and (ii) the Carve-Out Reserve.  Permitted Liens, other than Permitted Senior Liens, shall at all times be junior and subordinate to the security interests and liens under the Security Documents and the Financing Orders.

        8.4            Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); make any Asset Disposition not permitted hereunder; make any Acquisition; or make any material change in its present method of conducting business.

        8.5            Restricted Payments.  Either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock or to the direct or indirect holders of its Capital Stock, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrower or its Subsidiaries (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment"), (iii) pay any management fees, or (iv) make any interest payment or principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Pre-Petition Indebtedness other than, prior to the occurrence and during the continuance of an Event of Default, with approval of the Bankruptcy Court payment of (A) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date, (B) Pre-Petition sales, use and Real Property taxes, (C) Pre-Petition amounts due in respect of insurance financings, (D) critical vendor payments approved in accordance with orders of the Bankruptcy Court in amounts and on terms reasonably satisfactory to Agent, (E) cure amounts under assumed leases and executory contracts; and (F) adequate protection payments to the lenders under the Pre-Petition Credit Agreement permitted by the Financing Orders.

        8.6            Distributions from Subsidiaries.  Create or otherwise cause or permit to exist or become effective Post-Petition any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to Borrower or any of its other Subsidiaries, (ii) make any loans or advances to Borrower or any of its other Subsidiaries, or (iii) transfer any of its property or assets to Borrower or any of its other Subsidiaries, except for the effect of the Chapter 11 Cases.

        8.7            Sales of Assets and Subsidiary Stock.  Except for the Vision-Ease Sale, convey, sell, lease or otherwise dispose of outside the ordinary course of business (or agree to do any of the foregoing without the Agent's prior express written consent in its sole discretion) all or any part of the property or assets of the Borrower or any Subsidiary with a value in excess of $250,000 in any single or related series of transactions.

        8.8            Investments.  Make any Investments except for Permitted Investments.

        8.9            Transactions with Affiliates.  Conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or any legal or beneficial owner of 5% or more of any class of Capital Stock of Borrower or with any Affiliate of such owner (other than a Wholly-Owned Subsidiary of Borrower or an employee stock ownership plan for the benefit of Borrower's or any of its Subsidiaries' employees) unless the terms of such business, transaction or series of transactions are (i) as favorable to Borrower or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person or, if such transaction is not one which by its nature could be obtained from such person, is on fair and reasonable terms and (ii) are in the ordinary course of business.

        8.10         Sale-Leasebacks.  After the Petition Date, lease any property as lessee in connection with a Sale and Leaseback Transaction.

        8.11         Fiscal Year.  Change the fiscal year of Borrower.

        8.12         Amendments to Organizational Documents.  Amend, modify or waive, or permit any amendment, modification or waiver as to any material provision of its articles of incorporation, operating agreements, by-laws or other similar governing documents if such amendment, modification or waiver would adversely affect the interests of Agent or the Lenders.

        8.13         Accounting Changes.  Make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the date hereof, unless (i) such change is required by GAAP, (ii) such change is disclosed to the Lenders through Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail reasonably satisfactory to Agent) as may be required by GAAP to show comparative results.

        8.14         Returned Goods Under Section 546(g).  No Credit Party shall enter into any agreement other than in the ordinary course of business to return any of its Inventory to any of its creditors for offset against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(g) of the Bankruptcy Code if, after giving effect thereto, the aggregate amount of Pre-Petition Indebtedness, Pre-Petition trade receivables and other Pre-Petition claims subject to all such offsets since the Petition Date would exceed $100,000.

        8.15         Chapter 11 Claims.  No Credit Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the superpriority administrative claims of Agent and Lenders against Borrower and the other Credit Parties, except the Carve-Out Reserve.

        8.16         Financial Advisor.  The Borrower shall not fail to have engaged at all times a financial advisor to assist it with the Vision-Ease Sale, which advisor may be Chanin Capital Partners, its existing financial advisor, or such other financial advisor retained by Borrower whose identity and retention agreement are satisfactory to the Agent in all respects.

        8.17         Certain Amendments.  Without the prior express written consent of the Agent in its sole discretion in each instance, the Borrower shall not permit any amendment or other modification to the KERP or the Vision-Ease APA if such amendment or modification is material and adversely affects the interests of the Lenders, or effects any increase in the amounts payable under the KERP or a decrease in the purchase price payable under the Vision-Ease APA.

ARTICLE IX

EVENTS OF DEFAULT

        9.1            Events of Default.  If any of the events, acts, conditions or occurrences (each, an "Event of Default") hereinafter set forth shall occur or exist (for any reason whatsoever, and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)             Failure to Make Payments When Due.  (i) Borrower shall default in the payment when due of principal or interests on any Loan in accordance with the terms hereof or any reimbursement obligation with respect to any Letter of Credit; or (ii) Borrower shall default in the payment when due of any other amount owing hereunder or any other Loan Document and such default shall continue for five (5) days after the date when due; or

(b)            Representations.  Any representation or warranty made or deemed to be made by Borrower or any Credit Party herein or in any document, instrument or certificate delivered by a Credit Party pursuant hereto shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

(c)             Breach of Certain Covenants.  Borrower shall fail to perform or comply with any term or condition contained in Sections 7.1, 7.2, 7.3 or 7.10, Article VIII; or

(d)            Other Defaults Under Agreement or Loan Documents.  Borrower or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as provided in clauses (a), (b) or (c) of this Section 9.1), or any other Loan Document and such default shall continue unremedied for a period of five (5) days after written notice thereof shall have been given to Borrower by Agent or the Required Lenders; or

(e)             Default of Post-Petition Indebtedness.  Borrower or any of its Subsidiaries (i) shall default in the payment when due (after giving effect to any applicable grace period), whether at stated maturity or otherwise, of principal or interest in respect of Post-Petition Indebtedness having an aggregate principal amount of $250,000 or more; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Post-Petition Indebtedness having an aggregate principal amount of $250,000, if the effect of any such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (determined without regard to whether any notice of acceleration or similar notice is required), such Indebtedness to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded; or

(f)              Judgments.  One or more judgments or decrees shall be entered against Borrower or any of its Subsidiaries involving, individually or in the aggregate, a Post-Petition liability of $250,000 or more and all such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within sixty (60) days from the entry thereof but in any event prior to the commencement of enforcement proceedings; or

(g)             Unenforceability.  This Agreement or any other Loan Document shall cease for any reason to be in full force and effect (other than by reason of any action by Agent or any Lender or the satisfaction of all Borrower's or any of its Subsidiaries' obligations thereunder) or Borrower or any of its Subsidiaries or any other Person (other than the Lenders or Agent) shall disavow its obligations under any provision hereof or thereof, or shall deny that it has any or further obligations under any provision thereof, or shall contest the validity or enforceability of any provision thereof; or

(h)             ERISA.  The Borrower or any of its ERISA Affiliates shall terminate, or permit the PBGC to terminate, any Plan if the effect thereof is to create a Post-Petition liability of the Borrower or any Credit Party in excess of $250,000; or

(i)              Change of Control.  A Change of Control shall occur; or

(j)              Environmental Default.  The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any Environmental Law, which, in either case, would reasonably be expected to have a Material Adverse Effect; or

(k)             Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect in accordance with the terms thereof or shall cease to give Agent for the benefit of the Lenders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest (subject to no prior Liens other than Permitted Senior Liens and the Carve-Out Reserve) in, and Lien on, all of the Collateral; or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document.

(l)              Bankruptcy Matters.  Any of the following shall occur:

(i)              The entry of the Final Financing Order shall not have occurred  by the earlier of (x) the date of expiration of the Interim Financing Order, or (y) 30 days after the Petition Date; or

(ii)            The entry of an order dismissing any Chapter 11 Case or converting any such case to one under Chapter 7 of the Bankruptcy Code, or any Credit Party shall file a motion or other pleading seeking the dismissal or conversion of any of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise; or

(iii)          The entry of an order appointing a Chapter 11 trustee in any of the Chapter 11 Cases; or

(iv)          The entry of an order in any of the Chapter 11 Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to Agent, on behalf of itself and Lenders (or the filing of an application by any Credit Party to approve any such superpriority administrative claim); or

(v)            The entry of an order in any of the Chapter 11 Cases modifying, staying, vacating, reversing or amending any of the Financing Orders, without the Agent's prior express written consent in its sole discretion in each instance; or

(vi)          The entry of an order in any of the Chapter 11 Cases modifying, staying, vacating, reversing or amending this Agreement or any other Loan Document, without the Agent's prior express written consent in its sole discretion in each instance; or

(vii)        The entry of an order in any of the Chapter 11 Cases appointing an examiner having enlarged powers under Bankruptcy Code Section 1106 or Person having similar powers and functions; or

(viii)      The entry of an order in any of the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement; or

(ix)           The approval by the Bankruptcy Court of any claims arising under Section 506(c) of the Bankruptcy Code against Agent, any Lender or any of the Collateral; or

(x)             The incurrence by any Credit Party of Indebtedness with priority equal or senior to the Obligations; or

(xi)           Any Credit Party shall file a motion or other pleading in any Chapter 11 Case to: (1) obtain financing from any Person other than Agent and Lenders under Section 364(d) of the Bankruptcy Code; (2) obtain financing from any Person other than Agent and Lenders under Section 364(c) of the Bankruptcy Code; or (3) grant any Lien upon or affecting any Collateral other than Liens expressly permitted by Section 8.3; or

(xii)         The entry of an order by the Bankruptcy Court in any of the Chapter 11 Cases granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (1) as to any creditor (other than Agent and Lenders) with respect to any claim in an amount equal to or greater than $250,000 (other than the lifting of the automatic stay solely for the purpose of liquidating a claim in another forum or to proceed against insurance), or (2) as to any creditor (other than Agent and Lenders) with respect to any claim with respect to any Lien of, or the granting of any Lien on any Collateral to, any state or local environmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect, or (3) as to any holder of any security interest (other than Agent and Lenders) to permit foreclosure (or granting of a deed in lieu of foreclosure or the like) on any assets of Borrower or any of its Subsidiaries in excess of $100,000; or

(xiii)       There shall be commenced any suit or action against Agent or any Lender by or on behalf of any Credit Party, any official committee in any of the Chapter 11 Cases, or any other party in interest in the Chapter 11 Cases, in each case that (w) asserts a claim in excess of $250,000, (x) seeks a legal or equitable remedy that would have the effect of subordinating the claims or Liens of Agent or any Lender under the Loan Documents to any other claim, (y) would otherwise have a Material Adverse Effect or (z) have a material adverse effect on the rights and remedies of Agent under any Loan Document, and, if such suit or action is commenced by any Person other than any Credit Party or any Subsidiary, officer, or employee of any Credit Party, such suit or action shall not have been dismissed or stayed within 30 days after service thereof on Agent or such Lender, as applicable, and, if stayed, such stay shall have been lifted; or

(xiv)       The failure of any Credit Party to pay when due any interest or fees payable under the Financing Orders, or to perform any of its material obligations under any of the Financing Orders; or

(xv)         Any Credit Party shall file or seek to prosecute a Reorganization Plan in any of the Chapter 11 Cases which does not require as a condition to its effective date cash payments to, and pledges of additional collateral in favor of, the Agent and Lenders sufficient to entitle the Credit Parties to a release of the Collateral under Section 11.11; or

(xvi)       The failure of the Bankruptcy Court to enter an order in form and substance satisfactory to the Agent and the Required Lenders within 30 days after the Petition Date: (i) approving bidding procedures, (ii) scheduling bidding deadline, auction date and sale hearing date, and (iii) establishing procedures under Sections 363 and 365 of the Bankruptcy Code for the Vision-Ease Sale and the assignment and assumption of certain contracts related thereto;

(xvii)     The failure of the Bankruptcy Court to enter a sale order, in form and substance satisfactory to the Agent and the Required Lenders, approving the Visions Ease Sale within 90 days of the Petition Date or the failure of the Borrower to close the Vision-Ease Sale within 30 days of the later of (i) the date of entry of the sale order approving the Vision-Ease Sale if no stay of such order is pending, or (ii) if a stay of such order is pending, the date such order becomes final and nonappealable if, during the time of such stay, a bond has been issued in form and amount satisfactory to the Agent in its sole discretion;

(xviii)   The Vision-Ease APA at any time shall cease to be in full force and effect, or any party thereto shall terminate or take any action to terminate the same;

(xix)        The entry of an order in any of the Chapter 11 Cases confirming a Reorganization Plan, which plan does not require as a condition to its effective date cash payments to, and pledges of additional collateral in favor of, the Agent and Lenders sufficient to entitle the Credit Parties to a release of the Collateral under Section 11.11;

(xx)          Upon closing the Vision-Ease Sale and disbursement of the Net Sale Proceeds in accordance with Section 4.4, the Borrower is not entitled to a release of the Collateral under Section 11.11; or

(xxi)        The Consummation Date occurs for a Reorganization Plan, unless the Borrower is entitled on such date to a release of the Collateral pursuant to Section 11.11.

THEN, and in any such event and at any time thereafter while an Event of Default is continuing, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, or order from, the Bankruptcy Court (but upon Required Notice) Agent may with the consent of Required Lenders, and at the direction of the Required Lenders shall, take one or more of the following actions: (A) declare the Commitments terminated, whereupon the Commitment(s) of each Lender hereunder shall terminate immediately and all fees and other amounts accrued in accordance with this Agreement shall forthwith become due and payable without any other notice of any kind; (B) declare all sums then owing by Borrower hereunder and under the Notes to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; (C) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law and (D) terminate any Letter of Credit which may be terminated in accordance with its terms, (iv) direct Borrower to pay (and Borrower agrees that upon receipt of such notice it will pay) to Agent such additional amount of cash, to be held as security by Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of Borrower and its subsidiaries and then outstanding, (v) direct any Credit Party to assume and assign any lease or executory contract included in the Collateral to Agent's designees in accordance with the subject to Section 365 of the Bankruptcy Code and (vi) enter onto any Premises of any Credit Party in connection with an orderly liquidation of the Collateral.  Promptly following the making of any such declaration, Agent shall give notice thereof to Borrower and each Lender, but failure to notify any Person shall not impair the effect of such declaration.

        9.2            Rescission of Acceleration.  Anything in Section 9.1 to the contrary notwithstanding, Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Notes under this Agreement by written instrument filed with Borrower; provided, however, that at the time such acceleration is so rescinded and annulled:

(i)              all past due interest and principal, if any, on the Notes and all other sums payable under this Agreement (except any principal and interest on any Notes which has become due and payable solely by reason of such acceleration) shall have been duly paid, and

(ii)            no other Event of Default or Unmatured Event of Default shall have occurred and be continuing which shall not have been waived in accordance with this Agreement.

        9.3            Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        9.4            Distributions.  Upon Agent commencing any action under Section 9.1 (unless the Vision-Ease Sale has occurred in which event Section 4.4 shall govern with respect to the proceeds thereof), and thereafter, all payments and proceeds received by Agent or any Lender shall be applied as follows:

        First, to the payment, or reserve for payment, of the obligations included in the Carve-Out Reserve, provided that any funds remaining after satisfying the obligations included in the Carve-Out Reserve shall be paid to the Agent for application pursuant to this Section 9.4;

        Second,  to the payment of any amounts owed to Agent under Section 11.3 or under any Loan Document and any expenses incurred by Agent in connection with the maintenance, preservation or protection of any Collateral;

        Third, to all Lenders pro rata according to the then outstanding amount of Obligations held by each such Lender other than the Stated Amount of Letters of Credit;

        Fourth, to cash collateralize 105% of the Stated Amount of Letters of Credit;

        Fifth, if any balance remains after the Obligations have been paid in full (including cash collateralization of all outstanding LC Obligations), first to cash collateralize 105% of the Stated Amount of Letters of Credit under and as defined in the Pre-Petition Credit Agreement, and then to the payment of all other Obligations outstanding under and as defined in the Pre-Petition Credit Agreement; and

        Sixth, if any balance remains after the Obligations under the Pre-Petition Credit Agreement have been paid in full, then to Borrower or as otherwise required by applicable law or court order.

        All amounts deposited in a reserve in accordance with the first clause of this Section 9.4 shall be accomplished in a manner and pursuant to documentation in form and substance satisfactory to the Agent such that the Agent shall have a continuing first perfected security interest and lien in the funds reserved (subject to Permitted Senior Liens and the Carve-Out Reserve) until the same have been applied and reapplied as required by this Section 9.4.

        9.5            Application of Payments.  Each Lender shall apply any payment received under Section 9.4 from Agent, first, to unpaid accrued interest, if any, on its Obligations until paid in full, second, to the unpaid principal of its Obligations until paid in full and, third, to its other Obligations; provided, however, that any payment attributable to the contingent portion of any LC Obligations shall be held by the Facing Agent as cash collateral for such contingent obligation (and shall have no obligation to pay interest thereon), and, following any reduction of the Stated Amount of such LC Obligations or termination thereof, shall distribute the same pursuant to this Section 9.5.

ARTICLE X

AGENT

        10.1         Appointment and Authorization.  Each Lender hereby irrevocably appoints, designates and authorizes DBTCA as Agent (for purposes of this Article X the term "Agent" shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to have authorized Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders).  Agent may perform any of its duties hereunder, or under the other Loan Documents, by or through its agents or employees.

        10.2         Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  The duties of Agent shall be mechanical and administrative in nature.  EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER.  Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter.  Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article IX.

        10.3         Liability of Agent.  Agent, its Affiliates, or any of their respective officers, directors, employees, agents, affiliates or attorneys-in-fact (collectively, the "Agent-Related Persons") shall not (i) be liable to any of the Lenders for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for their own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent, under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the terms or provisions contained in, or conditions of, this Agreement or any other Loan Document, or the financial condition of Borrower, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders, or to inspect the properties, books or records of Borrower or any of its Subsidiaries or Affiliates.

        10.4         Reliance by Agent.

(a)             The Lenders agree that Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent.  Agent may at any time request instructions from the Lenders with respect to actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents Agent is permitted or required to take or to grant.  The Lenders agree that Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Lenders agree that Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)            For purposes of determining compliance with the conditions specified in Sections 6.1 and 6.2, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender, unless an officer of Agent, responsible for the transactions contemplated by the Loan Documents shall have received notice from the Lender prior to the initial Borrowing specifying in reasonable detail its objection thereto and either such objection shall not have been withdrawn by notice to Agent to that effect, or the Lender shall not have made available to Agent the Lender's ratable portion of such Borrowing.

        10.5         Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event or Default or Unmatured Event of Default and stating that such notice is a "notice of default".  In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders.  Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as shall be requested by the Required Lenders in accordance with Article IX; provided, however, that unless and until Agent shall have received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

        10.6         Credit Decision.  Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by any Agent, hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by such Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or its Subsidiaries.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of the Agent-Related Persons.

        10.7         Indemnification.  The Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably according to each Lender's Commitment Percentage from and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, and reasonable expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any reasonable costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  Without limiting the generality of the foregoing, if the IRS or any authority of the U.S. or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 10.7, together with all Attorney Costs.  The obligation of the Lenders in this Section 10.7 shall survive the payment of all Obligations hereunder and termination of the Agreement.

        10.8         Agent in Individual Capacity.  Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and its Subsidiaries and Affiliates as though Agent were not Agent hereunder and without notice to the Lenders.  With respect to its Loans, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.  The terms "Lender" and "Lenders" shall include DBTCA in its individual capacity.

        10.9         Resignation by Agent.

(a)             Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days' prior written notice to Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)            Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent who shall (unless an Event of Default has occurred and is continuing) be satisfactory to Borrower and shall be an incorporated bank or trust company.

(c)             If a successor Agent shall not have been so appointed within said 15 Business Day period, Agent, with the consent of Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

(d)            If no successor Agent has been appointed pursuant to clause (b) or (c) by the 20th Business Day after the date such notice of resignation was given by Agent, Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

(e)             Upon the effective date of such resignation, only such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's rights, powers and duties in such capacity shall be terminated.  After any retiring Agent resigns hereunder as Agent the provisions of this Article X and Section 11.3 shall inure to their respective benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement; except with respect to indemnification provisions under this Agreement which shall survive as to such resigning Agent.

ARTICLE XI

MISCELLANEOUS

        11.1         No Waiver; Modifications in Writing.

(a) No failure or delay on the part of Agent or any Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to Agent or any Lender at law or in equity or otherwise.  No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement or any Note, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be consented to by or on behalf of Borrower and the Required Lenders; provided, however, that the consent of each Lender (other than a Defaulting Lender) affected thereby shall be required to effect any amendment, modification, supplement, termination, waiver or consent, as the case may be (any of the foregoing, a "Modification"), which has the effect of

(i)              reducing the aggregate principal amount of, or interest rate on, any of the Notes or releasing any Subsidiary Guarantor (other than as a result of a transaction permitted by Section 8.4 or an Asset Disposition made in accordance with the terms of this Agreement) or reducing the aggregate amount of any fees provided for in this Agreement, except that any Modification that has the effect of reducing the aggregate amount of any fees payable to Agent for its own account shall require only the consent of Agent;

(ii)            extending the stated final maturity of any of the Commitments or the Notes or extending the date of any portion of any payment of principal of, or interest or fees in respect of, any of the Commitments or Notes (it being understood that modifying or waiving any Event of Default or Unmatured Event of Default (other than an Event of Default described in Section 9.1(a)(i)) or amending the mandatory prepayment provisions or financial covenants shall not constitute an extension of the final stated maturity or extension of the date of any payment of any Commitment, Loan or Note); or

(iii)          changing this proviso or the first sentence of Section 11.8(a), reducing the percentage specified in the definition of the term "Required Lenders", or (except in connection with a permitted assignment by any Lender under this Agreement) the definition of the terms "Commitment" or "Commitment Percentage" (it being understood with respect to all of the foregoing that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders);

(iv)          releasing any of the Pledged Subsidiary Interests (except as expressly provided in the applicable Security Documents) under all of the Security Documents; or

(v)            releasing any of the Collateral (except as expressly provided in Section 11.20(b));

provided, further, that the consent of Agent shall be required to effect any Modification that has the effect of (x) increasing the duties or obligations of Agent, (y) increasing the standard of care or performance required on the part of Agent, or (z) reducing or eliminating the indemnities, exculpations or immunities to which Agent is entitled.

Any Modification of or to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given and only if in writing.  Except where notice is specifically required by this Agreement, no notice to or demand on Borrower or any other Person in any case shall entitle Borrower or such other Person to any other or further notice or demand in similar or other circumstances.

(b)            If, in connection with any proposed amendment, change, supplement, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (v), inclusive, of the first proviso to the third sentence of Section 11.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 3.5 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change or (B) terminate such non-consenting Lender's Commitment and repay all outstanding Loans of such Lender which gave rise to the need to obtain such Lender's consent, in accordance with Section 4.2(b); provided that, unless the Commitment is terminated and Loans repaid pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) contemplated by the second proviso to the third sentence of Section 11.1(a).

        11.2         Notices, Etc.  Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by prepaid telex, TWX or telegram (with messenger delivery specified in the case of a telegram), or by telecopier, and shall be deemed to be given for purposes of this Agreement on the day received if deposited in registered or certified mail, postage prepaid, and otherwise on the day that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section provided that any notice, request or demand to or upon any Agent or the Lenders pursuant to Sections 2.1 or 4.1 shall not be effective until received.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated on Schedule 11.2 hereto or in any applicable Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on Schedule 11.2 hereto or in any applicable Assignment and Assumption Agreement (in each case as such may be modified from time to time by notice hereunder).

        11.3         Costs, Expenses and Taxes; Indemnity.

(a)             Generally.  Borrower agrees (without duplication) to pay promptly upon written request by Agent, which shall include reasonable detail (i) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, the review of pleadings and documents related to any Chapter 11 Case and any subsequent Chapter 7 case, attendance at all hearing and meetings related to any Chapter 11 Case and any subsequent Chapter 7 case, and general monitoring of any Chapter 11 Case and any subsequent Chapter 7 case, including, in each case without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn LLP, special counsel to Agent, and any local counsel retained by Agent relative thereto, other Attorney Costs, independent public accountants and other outside experts retained by Agent in connection with the administration of this Agreement and the other Loan Documents, and (ii) all reasonable costs and expenses (including, without limitation, Attorney Costs), if any, paid by Agent or any Lender in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished by Borrower or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith.  In addition, Borrower shall pay any and all present and future stamp, transfer excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by Borrower in paying, or omission by Borrower to pay, such taxes.  Any portion of the foregoing fees,  costs and expenses which remains unpaid more than thirty (30) days following Agent's or any Lender's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

(b)            Indemnification.  Borrower will indemnify and hold harmless Agent and each Lender and each director, officer, employee, agent and Affiliate of each Agent and each Lender (collectively, the "Indemnified Persons") from and against all losses, claims, damages, penalties, causes of action, obligations, costs, expenses or liabilities (including, without limitation, Attorney Costs and reasonable expenses, consultant fees and investigation fees) (collectively, "Expenses") to which such Indemnified Person shall become subject, insofar as such Expenses (or actions, suits or proceedings, including, without limitation, any inquiry or investigation or claim in respect thereof, whether or not any Indemnified Person is named as a party) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement and to reimburse each Indemnified Person upon its written demand showing reasonable detail, for any legal or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however, that Borrower shall have no obligation to an Indemnified Person hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any such Indemnified Person or for any loss, claim, damage, liability, action or claim incurred by such Indemnified Person hereunder resulting solely from the gross negligence or willful misconduct of such Indemnified Person; and provided, further, however, that no Indemnified Person may settle any such action, suit or proceeding without the consent of Borrower which consent shall not be unreasonably withheld or delayed.  If an action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, Borrower shall, if requested by such Indemnified Person, resist and defend at its own expense such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to such Indemnified Person.  Each Indemnified Person shall have the right to employ its own counsel to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party, provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, Borrower shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by the Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Borrower if (i) Borrower shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Borrower that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.  If Borrower shall fail to do, or cause to be done, any act or thing which it has covenanted to do or cause to be done under this Agreement or any representation or warranty on the part of Borrower contained in any Loan Document shall be breached, Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its own funds for such purpose, and will use its best efforts to give prompt written notice to Borrower that it proposes to take such action; provided, however, that any failure by Agent to do any such act or thing or give any such notice shall not relieve Borrower of any such obligations and shall not impose or result in the imposition of any liability on Agent or any Lender.  Any and all amounts so expended by Agent shall be due and payable by Borrower promptly upon Agent's written demand therefor, together with interest thereon at a rate per annum equal to the Default Rate during the period from and including the date so demanded by Agent to the date of repayment.  To the extent that the undertaking to indemnify, pay or hold harmless Agent or Lender as set forth in this Section 11.3 may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(c)             If any sum due from Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against Borrower with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable and prompt manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  The foregoing indemnity shall constitute a separate obligation of Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

(d)            The obligations of Borrower under this Section and the other indemnification obligations of the Borrower under this Agreement shall be effective and binding on Borrower irrespective of whether any Loans are made and shall survive (i) the termination of this Agreement and the discharge of Borrower's other obligations hereunder and under the Notes and (ii) the assignment by any Lender of any of its interests herein pursuant to Section 11.8(c) with respect to any acts, omissions and/or events occurring or arising prior to the Effective Date of such assignment.

(e)             Nothing contained in this Section shall be deemed to limit or reduce any indemnity in favor of any Agent or any Lender contained in any other Loan Document or agreement.

        11.4         Confirmations.  Each of Borrower and each holder of a Note agrees, from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

        11.5         Transfer of Notes.  In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Agent and Borrower of such transfer, and Agent and Borrower shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Agent and Borrower shall have received written notice to the contrary.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any Modification or other action taken under this Agreement prior to the receipt by Agent and Borrower of written notice of such transfer by each previous holder of such Note and, except as expressly otherwise provided in such notice, Agent and Borrower shall be entitled conclusively to assume that the transferee named in such notice shall thereafter be vested with all rights and powers under this Agreement with respect to the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

        11.6         Adjustments; Setoff.

(a)             If, other than as expressly set forth elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith (x) notify Agent of such fact, and (y) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid thereto together with an amount equal to such paying Lender's Commitment Percentage (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender, of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error), of participations purchased pursuant to this Section 11.6 and will in each case promptly notify the Lenders and Borrower following any such purchases.  Any payments received after the Lenders have taken action pursuant to this Section 11.6 shall be allocated ratably among the Loans of all the Lenders.

(b)            Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.6(d)) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

(c)             Nothing herein shall require any Lender to exercise any right of setoff or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower.

(d)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, or order from, the Bankruptcy Court) have the right upon the occurrence of an Event of Default, subject to giving Required Notice pursuant to Section 9.1, to setoff and apply against any Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender or any branch or agency thereof to or for the credit or account of Borrower, at or at any time after, the happening of  any of the above-mentioned events.  Each Lender agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice (other than the Required Notice pursuant to Section 9.1) shall not affect the validity of such setoff and application.

(e)             Borrower expressly agrees that to the extent Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

        11.7         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement and it shall not be necessary in making proof of this Agreement to produce more than one such counterpart or counterparts bearing the signatures of all of the parties thereto.

        11.8         Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)             This Agreement shall be binding upon, and inure to the benefit of, Borrower, Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that Borrower may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Agent and all of the Lenders.

(b)            Each Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its "Credit Exposure").  In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document, provided, however,  that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.6.  Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.4 and 4.6 with respect to its participation in the Loans outstanding from time to time.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender's right to approve or agree to any amendment, change, supplement waiver of, discharge or termination to any of the provisions of this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating beyond the Facility Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan or Note (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating.

(c)             Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an "Assignee"), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that (i) it assigns its Credit Exposure in an amount not less than $1,000,000 (or if less the entire amount of Lender's Credit Exposure) and (ii) any assignment of all or any portion of any Lender's Credit Exposure to an Assignee other than another Lender shall require the prior written consent of Agent and, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Borrower (the consent of Borrower and Agent not to be unreasonably withheld or delayed), and provided further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender.  Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 in immediately available funds to Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Agent and the recording by Agent of such assignment and the resulting effect upon the Loans and Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Borrower and Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Borrower, some or all of the transferor Lender's obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Borrower, the Lenders or Agent shall be required.  At the time of each assignment pursuant to this Section 11.8(c) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) United States Federal income tax purposes, the respective Assignee shall provide to Borrower and Agent the appropriate IRS Forms (and, if applicable a Section 4.6(d)(ii) Certificate) described in Section 4.6(d).  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Agent and Borrower of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 2.1 hereto, to  the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Commitment, the determination of its Commitment Percentage (rounded to twelve decimal places), the Loans and any new Notes to be issued, at Borrower's expense, to such Assignee, and no further consent or action by Borrower or the Lenders shall be required to effect such amendments.

(d)            Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning Borrower and any Subsidiary of Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender's credit evaluation of Borrower prior to entering into this Agreement; provided that such Transferee or prospective Transferee agrees in writing to treat any such information which is not public as confidential.

(e)             Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, Borrower.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

        11.9         CONSENT TO JURISDICTION; MUTUAL WAIVER OR JURY TRIAL.

(A)           ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OR THE CHAPTER 11 CASES HAVE BEEN DISMISSED, ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.2; (4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY  IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (5) AGREES THE PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.
(B)           EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(C)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        11.10     Governing Law.  THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

        11.11     Release of Collateral.  The Real Property, the Collateral and any other collateral security for the Obligations, other than the cash collateral pledged under this Section 11.11 ("Continuing Collateral") shall be released from any security interest or Lien created by the Loan Documents at such time as no Commitment by any Lender remains outstanding to Borrower hereunder and after Borrower shall have indefeasibly paid in full in cash all fixed and liquidated Obligations then outstanding and cash collateralized the Stated Amount of all Letters of Credit outstanding in an amount equal to 105% thereof on terms satisfactory to Agent; provided, that such release of Liens shall not be effective unless and until Agent shall have received adequate cash collateral in its reasonable judgment to secure payment of the estimated amount of any known contingent or unliquidated Obligations that have been asserted by Agent prior to such release.  The Agent and Lenders' security interest in the Continuing Collateral shall be a first perfected security interest on terms and conditions and pursuant to documentation satisfactory to the Agent in its sole discretion.

        11.12     Registry.  Borrower hereby designates Agent to serve as Borrower's agent, solely for purposes of this Section 11.12 to maintain a register (the "Register") on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect Borrower's obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.8.  Coincident with the delivery of such an Assignment and Assumption Agreement to Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender. Borrower agrees to indemnify Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Agent in performing its duties under this Section 11.12 except for those resulting solely from Agent's willful misconduct and/or gross negligence in the performance of such duties.

        11.13     Severability of Provisions.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        11.14     Headings.  The Table of Contents and article and section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

        11.15     Independent Nature of Lenders' Rights.  The amounts payable at any time under this Agreement to each Agent and each Lender shall be separate and independent debts; each Lender shall be entitled to protect and enforce its rights arising out of this Agreement; and it shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

        11.16     Survival of Representations.  Unless a longer period is provided herein, all covenants, agreements and representations in this Agreement shall survive the making by the Lenders of the Loans and the execution and delivery to Agent for the account of the Lenders of the Notes evidencing the Loans, regardless of any investigation made by any Agent or the Lenders and of the Agent's and the Lenders' access to any information, and shall continue in full force and effect until the final and indefeasible payment in full of the Notes and all of Borrower's obligations under this Agreement and the termination of the Commitments in their entirety.

        11.17     Confidentiality.  Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Borrower and its Subsidiaries which is provided to it by any such parties in accordance with such Lender's customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except (i) to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender, (ii) to the extent such information is independently obtained from a source other than Borrower or its Subsidiaries and such information from such source is not, to such Lender's knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to an Affiliate of such Lender, counsel, auditors, examiners of any regulatory authority having jurisdiction over such Lender, accountants and other consultants retained by Agent or any Lender, (iv) in connection with any litigation or the enforcement of the rights of any Lender or Agent under this Agreement or any other Loan Document, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having jurisdiction over any Lender or Agent; provided, however, that in such event, if the Lender(s) are able to do so, the Lender shall provide Borrower with prompt notice of such requested disclosure so that Borrower may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, or (vi) to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment or grant of a participation by any of the Lenders of interests in this Agreement and/or any of the other Loan Documents to such other financial institutions (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement).  In no event shall Agent or any Lender be obligated or required to return any such information or other materials furnished by Borrower.

        11.18     Effectiveness.  This Agreement shall become effective on the date (the "Effective Date") on which (i) Borrower and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to Agent at the Notice Office (or to Agent's counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Agent's counsel that the same has been signed and mailed to it, and (ii) the Interim Financing Order shall have been entered by the Bankruptcy Court.  Agent will give Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

        11.19     Waiver of Immunities.  Subject to Section 11.9 of this Agreement, each Lender waives, in relation to any action or proceeding arising out of or relating to this Agreement or any Note, any sovereign immunity or other immunity to suit or to execution or attachment to which such Lender or any of its property may be or become entitled.

        11.20     Concerning the Collateral and the Loan Documents.

(a)             Authority.  Each Lender (on its own behalf and on behalf of any Affiliate of such Lender which is a Secured Creditor) authorizes and directs DBTCA to act as collateral agent and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other Secured Creditors.  Each Lender (on its own behalf and on behalf of any Affiliate of such Lender which is a Secured Creditor) agrees that any action taken by the Agent, the Collateral Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Agent, the Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the other Secured Creditors. Without limiting the generality of the foregoing, the Agent and the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the other Secured Creditors with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Credit Party, (iii) act as collateral agent for the Lenders and the other Secured Creditors for purposes stated in the Loan Documents to the extent such perfection is required under the Loan Documents, provided, however, the Agent and the Collateral Agent hereby appoints, authorizes and directs each Lender and the other Secured Creditors to act as collateral sub-agent for the Agent, the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to each Credit Party's respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such other Secured Creditor; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Financing Orders and Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)            Release of Collateral.

(i)              The Agent and each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is a Secured Creditor) hereby directs the Agent and the Collateral Agent to release, in accordance with the terms hereof, any Lien held by the Agent or the Collateral Agent, under the Security Documents:

(A)           against all of the Collateral, upon satisfaction of all requirements of Section 11.11, and termination hereof;

(B)           against any part of the Collateral sold or disposed of by Borrower or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

(C)           so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, in the sole discretion of the Agent upon the request of Borrower, against any part of the Collateral with a fair market value of less than $1,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to the Agent by Borrower in an officer's certificate acceptable in form and substance to the Agent; and

(D)           against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 11.1(a), if such release is consented to by the Required Lenders;

provided, however, that (y) the Agent and the Collateral Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any of its Subsidiaries in respect of) all interests retained by Borrower and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)            Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is a Secured Creditor) hereby directs the Agent and the Collateral Agent (and the Agent and the Collateral Agent agree) to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 11.20 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(c)             No Obligation.  Neither the Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or any other Secured Creditor or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent and the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent or the Collateral Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent and the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's and the Collateral Agent's own interests in the Collateral as one of the Lenders and that the Agent and the Collateral Agent shall not have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, the Agent and the Collateral Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

        11.21     Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant to the Security Agreements or any other Loan Document shall be binding upon each Credit Party, the estate of each Credit Party, and any trustee or successor in interest of any Credit Party in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and each Lender and each of their respective assigns, transferees and endorsees.  The Liens created by this Agreement, the Security Agreements and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its security interests or Liens under applicable law.

        11.22     Effect of Financing Orders.  To the extent of any inconsistency with this Agreement or any of the other Loan Documents, the terms and provisions of the Financing Orders shall govern.

ARTICLE XII

GUARANTY

        12.1         Unconditional Guaranty.  Each Subsidiary Guarantor hereby unconditionally guarantees, jointly and severally, the due and punctual payment of all Obligations of Borrower from time to time outstanding, including without limitation the due and punctual payment of the principal of and interest on the Loans made to Borrower pursuant to this Agreement, the LC Obligations outstanding and of all other amounts payable by Borrower under this Agreement or the other Loan Documents (collectively, the "Guaranteed Obligations").  The obligations of each Subsidiary Guarantor under this Article XII shall be a primary unconditional obligation of payment and not merely as a surety.

        12.2         Obligations Absolute.  The obligations of each Subsidiary Guarantor under this Article XII and under any other Loan Document executed by each Subsidiary Guarantor shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)             any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation of Borrower or any Subsidiary Guarantor or the Collateral therefor under this Agreement or the other Loan Documents;

(b)            any modification or amendment of or supplement to this Agreement or the other Loan Documents unless such modification, amendment or supplement expressly releases or discharges the Guaranteed Obligations;

(c)             any change in the corporate existence, structure or ownership of Borrower or its Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower, its Subsidiaries or their respective assets;

(d)            the existence of any claim, right of setoff or recoupment or other rights or defenses which Borrower or any Subsidiary Guarantor may have at any time against, Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e)             any invalidity or unenforceability for any reason of any provision or all of this Agreement or the other Loan Documents relating to or against Borrower, any Subsidiary Guarantor or any provision of applicable law or regulation purporting to prohibit the payment by Borrower or any Subsidiary Guarantor of the principal of or interest on any Note or any other amount payable by it under this Agreement or the other Loan Documents; or

(f)              any other act or omission to act or delay of any kind by Borrower, Agent, any Lender, any Subsidiary Guarantor or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Borrower's or any Subsidiary Guarantor's obligations under this Agreement or the other Loan Documents.

        12.3         Continuing Guaranty.  Each Subsidiary Guarantor's obligations under this Article XII, the other terms and provisions of this Agreement and under any other Loan Document executed by any Subsidiary Guarantor shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full and this Agreement and the other Loan Documents shall have terminated in accordance with their terms.  If at any time any payment of the principal of or interest on any Note made by Borrower or any other amount payable by Borrower or any Subsidiary Guarantor under this or the other Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any Subsidiary Guarantor or otherwise, each Subsidiary Guarantor's obligations under this Article XII with respect to such payment shall be revived and continued in full force and effect.

        12.4         Waivers.  Each Subsidiary Guarantor irrevocably waives notice, presentment, protest, notice, demand or action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require Agent or the Lenders to sue Borrower, any Subsidiary Guarantor, or any other Person obligated with respect to the Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the same.  Each Subsidiary Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Guaranteed Obligations against any other Credit Party, any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Subsidiary Guarantor.  It is agreed among each Subsidiary Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XII and such waivers, Agent and Lenders would decline to enter into this Agreement.

        12.5         Postponed Subrogation.  Until the Obligations are paid in full, no Subsidiary Guarantor shall exercise any right of subrogation, reimbursement, contribution or indemnity with respect to payments made by it pursuant to this Article XII or under any other Loan Document executed by such Subsidiary Guarantor.  In the event that the demand for payment of any amount payable by Borrower or any Subsidiary Guarantor under this Agreement or the other Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of Borrower or any Subsidiary Guarantor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Subsidiary Guarantors hereunder forthwith upon demand by Agent.

        12.6         Remedies.  If Agent or any Lender may, under applicable law, and in accordance with the Financing Orders, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XII.  If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Subsidiary Guarantor hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Subsidiary Guarantor might otherwise have had but for such action by Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any Subsidiary Guarantor's obligation to pay the full amount of the Guaranteed Obligations.  In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Guaranteed Obligations.  The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount thereof, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BMC INDUSTRIES, INC.,

as Borrower

By:  /s/Curtis E. Petersen

Name:  Curtis E. Petersen

Title:  SVP and CFO

VISION-EASE LENS, INC.,

as a Subsidiary Guarantor

By:  /s/Curtis E. Petersen

Name:  Curtis E. Petersen

Title:  Vice President

BUCKBEE-MEARS

MEDICAL TECHNOLOGIES, LLC,

as a Subsidiary Guarantor

By:  /s/Bradley D. Carlson

Name:  Bradley D. Carlson

Title:  Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually as a Lender and as Agent

By:  /s/Clark G. Peterson

Name:  Clark G. Peterson

Title:  Vice President